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OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
OF
RDO EQUIPMENT CO.
AT
$6.01 NET PER SHARE
BY
RDO TENDER CO.
A WHOLLY OWNED SUBSIDIARY OF
RDO HOLDINGS CO.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON MONDAY, JUNE 2, 2003, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made by RDO Tender Co. ("RDO Tender"), which is a wholly owned subsidiary of RDO Holdings Co. ("RDO Holdings"). RDO Holdings is owned by Ronald D. Offutt, the Chairman of the Board of Directors, Chief Executive Officer and majority stockholder of RDO Equipment Co. ("RDOE"), and two members of Mr. Offutt's family.

        RDO Tender is offering to purchase at a price of $6.01 net per share in cash all outstanding shares of the Class A common stock of RDOE (the "Class A Shares") other than Class A Shares owned by RDO Tender, RDO Holdings or their affiliates (the Class A Shares being sought in the Offer, the "Shares"), on the terms and subject to the conditions specified in this Offer to Purchase and related Letter of Transmittal (which together constitute the "Offer").

        The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration date of the Offer at least that number of Shares (1) that would, when aggregated with the Class A Shares owned directly or indirectly by RDO Holdings, represent at least 90% of all Class A Shares then outstanding (the "90% Condition") and (2) that represent at least a majority of the total number of Class A Shares outstanding on the date Shares are accepted for payment that are not owned by RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the special committee of the Board of Directors of RDOE formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE (the "Majority of the Minority Condition"). Although the 90% Condition may be waived by RDO Tender, the Majority of the Minority Condition may not. The Offer is also subject to certain other conditions described in "The Offer—Section 11. Certain Conditions of the Offer." The Offer is not conditioned upon the availability of financing.

        Mr. Offutt and the two members of his family who are stockholders in RDO Holdings currently beneficially own 8,439,445 Class A Shares (including Class A Shares issuable upon exercise of vested options and shares of Class B common stock (the "Class B Shares") that will convert to Class A Shares upon consummation of the Offer), representing approximately 65.9% of the outstanding Class A Shares as of March 31, 2003 (assuming the conversion of the Class B Shares).

        If after the completion of the Offer, RDO Tender owns at least 90% of the outstanding RDOE Class A Shares (assuming the conversion of the Class B Shares), RDO Tender will then be permitted under Delaware law to effect a "short-form" merger with RDOE without the approval of RDOE's board of directors or the remaining holders of RDOE's Class A Shares (the "Merger"). RDO Tender will effect the Merger as soon as possible after it completes the Offer, unless a court prevents it from doing so. Each RDOE Class A Share that RDO Tender does not acquire in the Offer will be converted in the Merger into the right to receive $6.01 in cash, unless the holder of the Class A Share properly perfects appraisal rights under Delaware law. After completion of the Merger, RDOE will be a wholly owned subsidiary of RDO Holdings.

        A special committee of the Board of Directors of RDOE has unanimously determined that the Offer is fair to the RDOE stockholders being asked to tender their Class A Shares and recommends that such RDOE stockholders accept the Offer and tender their RDOE Class A Shares in the Offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

IMPORTANT

        Any RDOE stockholder desiring to tender all or any portion of such stockholder's Shares should, as applicable:

  •
  Complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver to the Depositary (as defined herein) the Letter of Transmittal with such stockholder's certificate(s) for the tendered Shares and any other required documents.

  •
  Follow the procedure for book-entry transfer of Shares set forth in "The Offer—Section 3. Procedure for Tendering Shares."

  •
  Request such stockholder's broker, dealer, commercial bank, trust company or other nominee to tender Shares for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender Shares as the registered stockholder.

        A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "The Offer—Section 3. Procedure for Tendering Shares."

        Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the broker, dealer, commercial bank or trust company holding your Shares.

The date of this Offer to Purchase is April 28, 2003.

(THIS PAGE INTENTIONALLY LEFT BLANK)

Schedule A—	Information Concerning the Directors and Executive Officers of RDO Tender and RDO Holdings	A-1
Schedule B—	Security Ownership of Beneficial Owners and Management of RDO Tender and RDO Holdings	B-1
Schedule C—	Excerpts from the Delaware General Corporate Law Relating to the Rights of Dissenting Stockholders Pursuant to Section 262	C-1

SUMMARY TERM SHEET

        RDO Tender Co. is offering to purchase all of the outstanding shares of Class A common stock of RDO Equipment Co., other than Class A shares owned by RDO Tender, RDO Holdings or their affiliates, for $6.01 net per share in cash. The following are some of the questions that you, as a stockholder of RDO Equipment Co., or RDOE, may have and answers to those questions. Please read carefully the remainder of this offer to purchase and the accompanying letter of transmittal because the information in this summary is not complete and additional important information is contained in these documents.

Who is offering to buy my RDOE Class A shares?

        RDO Tender Co., a Delaware corporation and wholly owned subsidiary of RDO Holdings Co., is offering to buy your RDOE Class A shares as described in this document. RDO Holdings is a North Dakota corporation and is owned by Ronald D. Offutt, the Chairman of the Board of Directors, Chief Executive Officer and majority stockholder of RDOE, and Mr. Offutt's sister, Betty Lou Scott and her spouse, Larry Scott. Mr. Offutt and Mr. and Mrs. Scott are using RDO Tender and RDO Holdings as vehicles to complete the tender offer. If all conditions are met or waived, immediately prior to the closing of the tender offer, Mr. Offutt and Mr. and Mrs. Scott will transfer all of their outstanding Class A shares of RDOE to RDO Holdings, and Mr. Offutt, who owns all of the outstanding Class B shares of RDOE, will transfer all of his Class B shares to RDO Holdings. RDO Holdings will then transfer these shares to RDO Tender. Upon Mr. Offutt's transfer of his Class B shares, these shares will automatically convert into Class A shares. See "The Offer—Section 8. Certain Information Concerning RDO Tender, RDO Holdings and their Affiliates," for further information about RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott.

What are the classes and amounts of securities sought in the Offer?

        RDO Tender is seeking to purchase all of the outstanding shares of Class A common stock, par value $0.01 per share, of RDOE, other than Class A shares owned by RDO Tender, RDO Holdings or their affiliates. As of March 31, 2003, there were 5,179,808 Class A shares outstanding, 815,953 of which were owned by Mr. Offutt and Mr. and Mrs. Scott, and 7,450,492 Class B shares outstanding, all of which are owned by Mr. Offutt. See "Introduction."

How much is RDO Tender offering to pay for my Class A shares? What is the form of payment? Will I have to pay any fees or commissions?

        RDO Tender is offering to pay $6.01 for each RDOE Class A share, net to you, in cash. See "Introduction" and "The Offer—Section 1. Terms of the Offer," for information about the terms of the offer. If you are the record owner of your shares and you tender your shares to RDO Tender in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and "The Offer—Section 3. Procedure for Tendering Shares."

Does RDO Tender have the financial resources to purchase all of the Class A shares tendered in the offer?

        Yes. RDO Tender expects to receive the cash necessary to effect the offer from its parent company, RDO Holdings. RDO Holdings has entered into a loan agreement with State Bank of Fargo pursuant to which RDO Holdings expects to borrow up to $30.0 million to finance the offer and the merger. RDO Tender, RDO Holdings and their affiliates believe that these funds will be sufficient to allow RDO Tender to pay for the RDOE Class A shares tendered in the offer and to complete the merger. This financing is subject to certain customary conditions, including the absence of a material adverse change in RDO Holdings. The tender offer is not conditioned upon the availability of financing. See "The Offer—Section 10. Source and Amount of Funds."

Is RDO Tender's financial condition relevant to my decision to tender in the offer?

        No. RDO Tender, RDO Holdings and their affiliates do not believe their financial condition is relevant to your decision whether to tender your Class A shares in the offer because:

  •
  the offer is being made for all outstanding RDOE Class A shares solely for cash;

  •
  RDO Holdings has entered into a loan agreement with State Bank of Fargo pursuant to which it will borrow and contribute to RDO Tender sufficient funds to purchase all Class A shares tendered in the offer;

  •
  the offer is not subject to any financing condition; and

  •
  if RDO Tender consummates the offer, it will effect a merger transaction pursuant to which all remaining RDOE Class A shares will automatically be converted into the right to receive in cash $6.01 per share.

What are the most significant conditions to the offer?

        The offer is conditioned upon, among other things, satisfaction of two important conditions:

  •
  The "90% condition," which requires that there be validly tendered and not withdrawn prior to the expiration date of the offer at least that number of RDOE Class A shares that would, when aggregated with the Class A shares owned directly or indirectly by RDO Holdings, represent at least 90% of all Class A shares then outstanding; and

  •
  The "majority of the minority condition," which requires that there be validly tendered and not withdrawn prior to the expiration date at least that number of RDOE Class A shares that represent at least a majority of the total number of Class A shares outstanding on the date shares are accepted for payment that are not owned by RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the special committee of the Board of Directors of RDOE formed to consider the offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE.

        Although RDO Tender may waive the 90% condition if it is not satisfied and complete the offer, it may not waive the majority of the minority condition. The offer is also subject to certain other conditions described in "The Offer—Section 11. Certain Conditions of the Offer." The offer is not subject to a financing condition.

Why is RDO Tender making the offer?

        RDO Holdings and its stockholders, Mr. Offutt and Mr. and Mrs. Scott, are causing RDO Tender to make the offer. Their desire to proceed with the offer and the merger is motivated primarily by the continuing low valuation placed on RDOE Class A shares by the investing public and the benefits RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott believe RDOE's business may realize by becoming a private company.

        RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott believe that RDOE's low valuation results from:

  •
  the lack of liquidity in RDOE Class A shares due in part to low trading volumes, Mr. Offutt's sizeable holdings, and the lack of analyst coverage and investor interest in RDOE's stock; and

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  RDOE's contractual arrangements with Deere & Company, which limit RDOE's ability to grow its business and, therefore lessens RDOE's need to raise equity or debt capital to grow its business.

        RDOE's low valuation and the factors contributing to its low valuation have limited RDOE's ability to capitalize on the traditional benefits of being a public company. RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott believe that there are several benefits RDOE's business may realize if RDOE becomes a private company:

  •
  RDOE management would be better able to focus on RDOE's long-term performance without having to meet the expectations of many public stockholders for short-term results;

  •
  RDOE would not be required to incur all the costs associated with being a public company, including the costs associated with compliance with the Sarbanes-Oxley Act and other securities law requirements;

  •
  The elimination of the obligation to prepare and file reports for the Securities and Exchange Commission and public stockholders as well as respond to analyst and investor inquiries and public relations would reduce RDOE's expenses and permit RDOE's management to better focus its attention on RDOE's operations;

  •
  RDOE could achieve greater operating and administrative efficiencies and synergies as a result of RDOE's operations being conducted in a more coordinated manner with Mr. Offutt's other businesses;

  •
  The reduction in the amount of public information about RDOE and its business available to competitors would improve RDOE's competitive position; and

  •
  RDOE could encourage more open disclosure by management with employees and affiliates, which would foster a stronger corporate culture.

        For these reasons, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott have determined that maintaining their majority interest in RDOE as a public company is no longer a desirable long-term strategy and that taking RDOE private would allow them to realize the benefits outlined above. See "Special Factors—Reasons for and Purpose of the Offer and the Merger" and "Special Factors—Mr. Offutt's Relationships with RDOE."

What does RDOE's Board of Directors think of the offer?

        RDO Tender is making the offer directly to the RDOE stockholders, and approval of the offer by the RDOE Board of Directors is not required and is not being sought. Nonetheless, the RDOE Board of Directors has appointed a special committee to evaluate the fairness of the offer and make a recommendation with respect to the offer to the RDOE stockholders. The special committee has unanimously determined that the offer is fair to the RDOE stockholders being asked to tender their Class A shares and recommends that such RDOE stockholders accept the offer and tender their RDOE Class A shares in the offer. The special committee's recommendation is contained in the Solicitation/Recommendation Statement on Schedule 14D-9, which was filed by RDOE with the Securities and Exchange Commission in connection with the offer and which is being furnished to stockholders concurrently with this offer to purchase. Stockholders should read the Schedule 14D-9 for additional information regarding the special committee's determination and recommendation.

Have any lawsuits been filed in connection with the offer?

        Yes. On March 31, 2003, a stockholder of RDOE filed a complaint in the Delaware Court of Chancery purporting to commence a class action lawsuit on behalf of the public stockholders of RDOE against RDOE, Mr. Offutt and each of the individual directors of RDOE. In general, the complaint alleges, among other things: (1) breaches of fiduciary duty to the RDOE stockholders in connection with the offer and the merger; (2) inadequate disclosure to minority stockholders of RDOE; and (3) that the consideration offered is inadequate. Among other remedies, the complaint seeks to enjoin the offer and the merger or, alternatively, damages in an unspecified amount and rescission in the event the offer and the merger occur. On April 21, 2003, RDOE and the directors filed their answer to the complaint denying the allegations made in the complaint. The defendants have stated that they believe the complaint is without merit and intend to vigorously defend their position.

How long do I have to decide whether to tender my Class A shares in the offer?

        You will have at least until 5:00 p.m., New York City Time, on Monday, June 2, 2003 to tender your Class A shares in the offer. If you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 3. Procedure for Tendering Shares" for information about tendering your shares.

Can the offer be extended and how will I be notified if the offer is extended?

        Yes, RDO Tender may, in its sole discretion, elect to extend the offer. RDO Tender can do so by issuing a press release no later than 9:00 a.m., New York City Time, on the next business day following the scheduled expiration date of the offer. The press release would state the approximate number of Class A shares tendered as of that time and would announce the extended expiration date. See "The Offer—Section 1. Terms of the Offer" for information about extension of the offer.

Will there be a subsequent offering period?

        Following RDO Tender's purchase of all Class A shares tendered during the offering period, RDO Tender may elect to provide a subsequent offering period of at least three business days, during which time stockholders whose shares have not been tendered may tender their shares and receive the offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. RDO Tender is not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days. See "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 4. Rights of Withdrawal" for more information concerning any subsequent offering period.

How do I tender my Class A shares?

        If you hold the certificates for your Class A shares, you should complete the accompanying letter of transmittal, enclose all of the documents required by it, including your certificates, and send them to Wells Fargo Bank Minnesota, N.A., as depositary of the offer, at the address listed on the back cover of this document. If your broker holds your shares for you in "street name," you must instruct your broker to tender your shares on your behalf. In any case, the depositary must receive all required documents before the expiration date of the offer, which is 5:00 p.m., New York City Time, on Monday, June 2, 2003, unless extended. If you cannot comply with these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See "The Offer—Section 3. Procedure for Tendering Shares" for more information on the procedures for tendering your shares.

Until what time can I withdraw previously tendered Class A shares?

        You (or your broker if your shares are held in "street name") may withdraw the tender of your Class A shares at any time before the expiration date of the offer. However, shares tendered during any subsequent offering period may not be withdrawn for any reason. See "The Offer—Section 4. Rights of Withdrawal" for more information.

How do I withdraw previously tendered Class A shares?

        You (or your broker if your shares are held in "street name") must notify the depositary at the address and telephone number listed on the back cover of this document. The notice must include the name of the stockholder that tendered the Class A shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see "The Offer—Section 4. Rights of Withdrawal."

If RDO Tender consummates the tender offer, what are its plans with respect to the Class A shares that are not tendered in the offer?

        If the tender offer is successful and RDO Tender owns at least 90% of the outstanding RDOE Class A shares (assuming the conversion of the Class B shares), RDO Tender will merge with and into RDOE, with RDOE remaining as the surviving company, and pay to the RDOE stockholders who have not tendered their RDOE Class A shares the same consideration RDO Tender paid for these shares in the tender offer. After the merger, RDOE will be a wholly owned subsidiary of RDO Holdings, which is owned by Mr. Offutt and Mr. and Mrs. Scott. RDOE stockholders who do not tender their shares in the offer will have a right to dissent and demand an appraisal of the fair value of their shares in connection with the merger under Delaware law.

        If the 90% condition is not satisfied, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott still intend to attempt to cause RDOE to go private. They may:

  •
  complete the offer and effect a subsequent offering period of between three and 20 business days to increase their ownership of the Class A shares to at least 90% of the then outstanding Class A shares and then effect a short-form merger;

  •
  either complete or abandon the offer and propose that RDO Tender and RDOE enter into a merger agreement, which would require the approval of the RDOE Board of Directors (which probably would refer the matter to a special committee of disinterested directors) and at least a majority of the holders of the Class A shares on an as-converted basis; or

  •
  complete the offer and engage in open market or privately negotiated purchases of RDOE Class A shares to increase their ownership of the Class A shares to at least 90% of the then outstanding Class A shares and then effect a short-form merger.

        See "Introduction" and "The Offer—Section 9. Merger; Appraisal Rights; Rule 13e-3." Because RDO Tender may not waive the majority of the minority condition to the offer, if RDO Tender is not able to satisfy this condition, it will not purchase any Class A shares in the offer.

When does RDO Tender expect to complete the offer and the merger?

        RDO Tender hopes to complete the offer on Monday, June 2, 2003, the initial scheduled expiration date. RDO Tender may extend the offer, however, if the conditions to the offer have not been satisfied at the scheduled expiration date or if RDO Tender is required to extend the offer by the rules of the SEC. RDO Tender expects to complete the merger shortly after completion of the offer. See "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 9. Merger; Appraisal Rights; Rule 13e-3."

If I decide not to tender, how will the offer affect my Class A shares?

        If you do not tender your Class A shares in the offer and the merger occurs, you will receive the same consideration for your shares as paid in the tender offer, subject to your right to dissent and demand an appraisal of the fair value of your shares under Delaware law. Therefore, if the merger takes place and you do not exercise your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. If you have not tendered your shares in the offer, and the merger is consummated and you (or the record holder of your shares) have exercised appraisal rights, you will have the right under Delaware law to an appraisal of, and to receive payment in cash, for the fair value of your shares. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances.

        If you do not tender your shares in the offer and the merger does not occur for some reason, and RDO Tender purchases shares in the offer, RDO Tender's purchase of shares will reduce the number of RDOE Class A shares that might otherwise trade publicly and will reduce the number of holders of Class A shares. These events could adversely affect the liquidity and trading price of the remaining Class A shares held by the public. The Class A shares may no longer be quoted on the New York Stock Exchange. RDOE may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies. In addition, RDOE Class A shares may no longer be considered "margin securities." See "The Offer—Section 14. Certain Effects of the Offer" for complete information about the effect of the offer on your shares. See also "The Offer—Section 9. Merger; Appraisal Rights; Rule 13e-3."

What is the market value of my Class A shares as of a recent date?

        On April 23, 2003, the last trading day prior to the printing of this offer to purchase, the closing sale price of the RDOE Class A shares reported on the New York Stock Exchange was $5.72. You should obtain a recent market quotation before deciding whether to tender your shares. See "The Offer—Section 6. Price Range of Shares; Dividends" for recent high and low sales prices for the RDOE Class A shares.

Will I have the right to have my Class A shares appraised?

        If you tender your Class A shares in the offer, you will not be entitled to exercise statutory appraisal rights under Delaware law. If you do not tender your shares in the offer and the merger occurs, you will have a statutory right to demand payment of the judicially appraised fair value of your RDOE Class A shares plus a fair rate of interest, if any, from the date of the merger. The appraised value may be more than, less than or the same as the cash consideration RDO Tender pays in the offer and the merger. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. See "The Offer—Section 9. Merger; Appraisal Rights; Rule 13e-3."

How will U.S. taxpayers be taxed for U.S. federal income tax purposes if they tender and RDO Tender purchases their Class A shares in the offer?

        If you are a U.S. taxpayer, your receipt of cash for your Class A shares in the offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between the cash you receive in the offer and your adjusted tax basis in the Class A shares you sell in the offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if you have held the shares for more than one year at the time the offer is completed. Please consult your own tax advisor as to the particular tax consequences of the offer to you. See "The Offer—Section 5. Material U.S. Federal Income Tax Consequences."

What will happen to my options?

        Each holder of an option to purchase Class A shares that is vested or becomes vested prior to the expiration of the offer may exercise such option prior to the expiration of the offer and the shares received upon such exercise may be tendered pursuant to the offer. It is expected that if the tender offer is completed and the merger occurs, all unexercised options outstanding at the effective time of the merger will automatically be cancelled in connection with the merger. Each holder of an outstanding option at the effective time of the merger will receive a cash payment equal to the difference between the $6.01 merger consideration and the exercise price of the option holder's vested options multiplied by the number of Class A shares issuable upon exercise of the vested options.

Who can I talk to if I have questions about the tender offer?

        If you have questions or you need assistance, you should contact the Information Agent, Georgeson Shareholder Communications Inc. at (866) 244-7937. See the back cover page of this offer to purchase for more information.

To the Holders of Class A Common Stock of
RDO Equipment Co.:

INTRODUCTION

        RDO Tender Co., a Delaware corporation ("RDO Tender"), is offering to purchase all of the outstanding shares of Class A common stock, par value $0.01 per share (the "Class A Shares"), of RDO Equipment Co., a Delaware corporation ("RDOE"), other than Class A Shares owned by RDO Tender, RDO Holdings or their affiliates (the Class A Shares being sought in the Offer, the "Shares"), at a purchase price of $6.01 per Share, net to the seller in cash, less any required withholding of taxes and without payment of interest (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, constitute the "Offer").

        RDO Tender, which was formed solely for the purpose of making the Offer, is a wholly owned subsidiary of RDO Holdings Co., a North Dakota corporation ("RDO Holdings"). RDO Holdings is owned by Ronald D. Offutt, the Chairman of the Board of Directors, Chief Executive Officer and majority stockholder of RDOE, and two members of Mr. Offutt's family, Mr. Offutt's sister, Betty Lou Scott, and her spouse, Larry Scott.

        The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration date of the Offer at least that number of Shares (1) that would, when aggregated with the Class A Shares owned directly or indirectly by RDO Holdings, represent at least 90% of all Class A Shares then outstanding (the "90% Condition") and (2) that represent at least a majority of the total number of Class A Shares outstanding on the date Shares are accepted for payment that are not owned by RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the special committee of the Board of Directors of RDOE (the "RDOE Board") formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE (the "Majority of the Minority Condition"). Although the 90% Condition may be waived by RDO Tender, the Majority of the Minority Condition may not. The Offer is also subject to certain other conditions described in "The Offer—Section 11. Certain Conditions of the Offer." The Offer is not subject to a financing condition.

        Mr. Offutt and Mr. and Mrs. Scott currently own an aggregate of 845,953 outstanding Class A Shares (including 30,000 Class A Shares issuable upon exercise of vested, in-the-money options that Mr. Offutt intends to exercise immediately prior to the closing of the Offer) and 7,450,492 shares of RDOE Class B common stock (the "Class B Shares"). These Class A Shares and Class B Shares represent approximately 65.5% of the outstanding shares of both classes of RDOE common stock combined as of March 31, 2003. If all conditions to the Offer are met or waived, immediately prior to the closing of the Offer, Mr. Offutt and Mr. and Mrs. Scott will transfer all of their outstanding Class A Shares to RDO Holdings, and Mr. Offutt, who owns all of the outstanding Class B Shares, will transfer all of his Class B Shares to RDO Holdings. RDO Holdings will then transfer these shares to RDO Tender. Upon Mr. Offutt's transfer of his Class B Shares, these shares will automatically convert into Class A Shares.

        According to RDOE's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as of March 31, 2003 there were 5,179,808 Class A Shares outstanding. Based on that number of Class A Shares outstanding and assuming the one-for-one conversion of the 7,450,492 outstanding Class B Shares, which will take place upon Mr. Offutt's transfer of such shares to RDO Holdings, and no exercises of options prior to the expiration of the Offer, except vested, in-the-money options to purchase 30,000 Class A Shares which options Mr. Offutt intends to exercise immediately prior to the closing of the Offer and which underlying Class A Shares Mr. Offutt intends to transfer along with his other RDOE shares to RDO Holdings, RDO Tender believes 3,097,825 Shares must be tendered and not withdrawn prior to the expiration date of the Offer to satisfy the 90% Condition and 2,102,517 Shares must be tendered and not withdrawn prior to the expiration date of the Offer by persons other than RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the special committee of the RDOE Board formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE to satisfy the Majority of the Minority Condition.

        The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring all of the equity of RDOE. If the Offer is successful and RDO Tender owns at least 90% of the outstanding Class A Shares (assuming the conversion of the Class B Shares), RDO Holdings will cause RDO Tender to merge with and into RDOE through a merger, with RDOE remaining as the surviving entity (the "Merger"). In the Merger, each outstanding Class A Share that RDO Tender does not own (other than Class A Shares held by RDOE stockholders who dissent from the Merger and perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive the same $6.01 per Class A Share consideration that RDO Tender paid in the Offer, less any required withholding of taxes and without payment of interest. See "The Offer—Section 9. Merger; Appraisal Rights; Rule 13e-3." Under Section 253 of the DGCL, if RDO Tender owns at least 90% of the outstanding Class A Shares (assuming the conversion of the Class B Shares), it can consummate the Merger without a vote of or prior notice to the remaining RDOE stockholders or Board of Directors of RDOE (the "RDOE Board"). See "The Offer—Section 9. Merger; Appraisal Rights; Rule 13e-3." As a result of the Offer and the Merger, RDOE would become a wholly owned subsidiary of RDO Holdings and the Class A Shares would no longer trade publicly.

        If after the Offer is completed, but prior to completion of the Merger, the aggregate ownership by RDO Tender of the outstanding Class A Shares (assuming the conversion of the Class B Shares) should fall below 90% due to the exercise of outstanding options to acquire Class A Shares or for any other reason, RDO Tender may undertake a subsequent offering period of between three and 20 business days. Any Shares tendered during any such subsequent offering period would also receive the Offer Price. In the alternative, RDO Tender may decide to acquire additional Class A Shares in the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases in the open market or in privately negotiated transactions would be made at market prices or privately negotiated prices at the time of purchase, which may be greater or less than or the same as the Offer Price. See "The Offer—Section 1. Terms of the Offer."

        If RDO Tender owns less than 90% of the outstanding Class A Shares (assuming the conversion of the Class B Shares) following completion of the Offer (taking into account the Class A Shares and Class B Shares intended to be transferred to RDO Holdings by Mr. Offutt and Mr. and Mrs. Scott, and to RDO Tender by RDO Holdings), and waives the 90% Condition, completion of the Merger would require the approval of the RDOE Board of a merger agreement and the adoption of the merger agreement by the holders of at least a majority of the outstanding Class A Shares entitled to vote thereon on an as-converted basis. In such a situation, RDO Holdings or RDO Tender may either: (1) promptly use their best efforts to take such steps as are necessary to cause the Merger to be effective pursuant to a merger agreement, including voting the Class A Shares owned by them for adoption of the merger agreement, which will, if the Class A Shares remain registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), require filing with the Securities and Exchange Commission (the "SEC") certain disclosure materials prior to adoption of the merger agreement by the RDOE stockholders; (2) cause RDOE to seek to delist the Class A Shares from trading on the New York Stock Exchange; or (3) for an indeterminate period, engage in certain open market or privately negotiated purchases, at prices which may be greater or less than or the same as the Offer Price, in order to increase the ownership of RDO Tender to at least 90% of the outstanding Class A Shares, so as to enable RDO Tender to effect the Merger as a "short-form" merger. Any such acquisition of Class A Shares by RDO Tender would have to be made in accordance with applicable legal requirements, including those of Regulation 13D and Rules 10b-18 and 13e-3 under the Exchange Act. See "The Offer—Section 14. Certain Effects of the Offer." As a consequence, if the 90% Condition is not met, no assurance can be given as to whether or when RDO Tender will be able to cause the Merger to be consummated and, similarly, no assurance can be given as to whether or when the Merger consideration will be paid to RDOE stockholders who do not tender their Shares in the Offer. In no event will any interest be paid on the Merger consideration. After completion or termination of the Offer, RDO Holdings and RDO Tender also reserve the right, but have no current intention, to sell Class A Shares in open market or negotiated transactions.

        RDO Tender is not offering to acquire outstanding options to purchase Class A Shares in the Offer. Each holder of an option to purchase Class A Shares that is vested or becomes vested prior to the expiration of the Offer may exercise such option prior to the expiration of the Offer and the shares received upon such exercise may be tendered pursuant to the Offer. It is expected that if the Offer is completed and the Merger occurs, all unexercised options outstanding at the effective time of the Merger will automatically be cancelled in connection with the Merger. Each holder of an outstanding option at the effective time of the Merger will receive a cash payment equal to the difference between the $6.01 merger consideration and the exercise price of the option holder's vested options multiplied by the number of Class A Shares issuable upon exercise of the vested options.

        RDO Tender is making the offer directly to the RDOE stockholders, and approval of the offer by the RDOE Board is not required and is not being sought. The RDOE Board appointed a special committee (the "Special Committee") to evaluate the fairness of the Offer and make a recommendation with respect to the Offer to the RDOE stockholders. The Special Committee has unanimously determined that the Offer is fair to the RDOE stockholders being asked to tender their Shares and recommends that such RDOE stockholders accept the Offer and tender their Shares in the Offer. The Special Committee's recommendation is contained in the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which was filed by RDOE with the SEC in connection with the Offer and which is being furnished to stockholders concurrently with this Offer to Purchase. Stockholders should read the Schedule 14D-9 for additional information regarding the Special Committee's determination and recommendation.

        Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), the financial advisor to the Special Committee, has delivered its written opinion, dated March 7, 2003, to the effect that as of that date and based upon and subject to the assumptions, factors and limitations set forth in such opinion, the $6.01 per Share cash consideration to be received by the RDOE stockholders, other than RDO Tender, RDO Holdings and their affiliates, pursuant to the Offer was fair from a financial point of view to such stockholders. Houlihan Lokey confirmed that opinion in an updated opinion dated April 22, 2003. Copies of the written opinions, which set forth the procedures followed, the assumptions made, matters considered and limitations of review undertaken, are included in Annex A to the Schedule 14D-9 that accompanies this Offer to Purchase. RDO Tender encourages each stockholder to read these opinions carefully in their entirety. The advisory services and the written opinions of Houlihan Lokey were provided for the information of the Special Committee in its evaluation of the Offer and the opinions are not intended to be, nor do they constitute, a recommendation to any RDOE stockholder as to whether or not such stockholder should tender its Shares in the Offer.

        The Offer Price represents a 39.1% premium to the closing sale price of the Class A Shares on December 16, 2002, the last full trading day prior to the public announcement that evening of the receipt by the Special Committee of Mr. Offutt's intention to acquire the entire equity interest of RDOE.

        If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should check with such institution as to whether it charges any service fee. If you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup withholding of U.S. federal income tax at a rate of 30% of the gross proceeds payable to you. RDO Holdings will pay all charges and expenses of Wells Fargo Bank Minnesota N.A., as Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer.

        This Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully before you make any decision with respect to the Offer.

SPECIAL FACTORS

Background of the Offer

        Mr. Offutt's Investment in RDOE.    Mr. Offutt is RDOE's founder, Chairman, Chief Executive Officer and principal stockholder. Mr. Offutt was first elected President of RDOE in 1968, upon formation of RDOE. Mr. Offutt also serves as Chairman of the Board and Chief Executive Officer of R.D. Offutt Company, a Minnesota corporation, and he also owns, controls, or manages other entities, which are engaged in a variety of businesses such as farming, food processing, auto dealerships, and agricultural financing activities, some of which transact business with RDOE, as described in more detail under the heading "Special Factors—Mr. Offutt's Relationships with RDOE."

        Mr. Offutt beneficially owns 675,392 Class A Shares, including 160,000 Class A Shares issuable upon exercise of vested options (30,000 Class A Shares which will be issued upon Mr. Offutt's exercise immediately prior to the closing of the Offer of his vested, in-the-money options), which constituted approximately 12.6% of the outstanding Class A Shares as of March 31, 2003. Mr. Offutt also beneficially owns 7,450,492 Class B Shares, which constitute 100% of RDOE's outstanding Class B Shares. Mr. Offutt initially acquired 7,458,492 Class B Shares in 1968 upon the formation of RDOE and subsequently gifted 8,000 of such shares in 1997 (which shares automatically converted into Class A Shares). Mr. Offutt acquired his Class A Shares in a series of discrete transactions beginning in January 1997 and ending in August 2001. At the time of each purchase of Class A Shares, Mr. Offutt was acquiring such shares for investment purposes. On an as-converted basis, Mr. Offutt owns 8,125,884 Class A Shares, or 63.5% of the outstanding Class A Shares, based upon 12,630,300 Class A Shares (assuming the one-for-one conversion of the Class B Shares) outstanding on March 31, 2003, as reported in RDOE's Annual Report on Form 10-K for the fiscal year ended January 31, 2003. These shares exclude 12,903 Class A Shares owned by Mr. Offutt's spouse as to which shares he disclaims any beneficial ownership.

        Development of the Offer.    The RDOE Board had at times prior to June 2001 discussed the fact that RDOE suffered significant limitations as a public company, including limited trading volume and public float of its Class A Shares, substantial insider holdings, small market capitalization and diminishing research attention from market analysts. The RDOE Board, however, did not at any time prior to June 2001 actively seek out strategic alternatives to RDOE remaining an independent public company and, prior to June 2001 RDOE had no plans or proposals relating to an extraordinary transaction.

        Starting in June 2001, the RDOE Board began to examine strategic alternatives for RDOE, such as a business acquisition or combination involving RDOE and various other equipment businesses, a strategic partnering arrangement or joint venture involving RDOE, Mr. Offutt taking RDOE private or the continuation of Mr. Offutt's ownership interest in RDOE at current levels. Such topics were periodically revisited at RDOE Board meetings until November 2002. Each time such discussions arose, RDOE management decided to continue with RDOE's current business plan.

        On September 16, 2002, Freeman Spogli & Co., a private equity investment firm ("Freeman Spogli"), sent a written overview to RDOE's management regarding the hypothetical economics of a potential management led buyout of RDOE. Bradford M. Freeman, a director of RDOE and a member of the Special Committee, is a founding partner of Freeman Spogli. The materials included a review of historical trading data for RDOE's Class A Shares and compared similar data of stocks of other companies in RDOE's industry group and major stock indices. The materials did not purport to estimate a value for RDOE's Class A Shares or RDOE as a company. The Freeman Spogli report presented hypothetical benefits of undertaking a management buyout, including: (i) the fact that the public markets undervalue RDOE's business, making the potential purchase price for a buyout attractive; (ii) RDOE's management could focus on returning the business to historical profitability outside the public company context, which is expensive and places too much emphasis on short term quarterly results; (iii) a management buyout could be completed with limited cash equity investment in light of the limited public float; and (iv) RDOE could have the ability to re-access the public markets during more favorable industry and market conditions. Freeman Spogli also presented hypothetical concerns and risks of a management buyout, including: (i) the fact that the current bank market is unfavorable, which limits the price the management group could pay to acquire RDOE; (ii) increased leverage, which reduces the cushion RDOE has with respect to financial and operating under-performance; (iii) a tender offer for the public float may not be successful and, if it were, could result in stockholder challenges to the fairness of the tender; and (iv) in the current bank market, a successful going private transaction would require all non-public equity interests to be converted into equity interests in the resulting private company. The materials described the economics of a potential management buyout assuming, among other things, a hypothetical purchase price of $6.60 per share, a hypothetical enterprise value of $92 million, the conversion of all management and other insider equity into equity of the acquiring entity and the incurrence of $36.5 million in senior debt to finance the transaction. The presentation concluded that: (i) RDOE was undervalued by the public markets; (ii) a going private transaction could be an attractive alternative for management and insiders from an operating perspective; and (iii) the rebound in RDOE's stock price during 2002, coupled with limited borrowing capacity, makes a going private transaction challenging from an execution standpoint. After this overview, RDOE management decided to continue with RDOE's current business plan.

        On November 25 and 26, 2002, the RDOE Board held a regularly scheduled meeting. Once again the RDOE Board considered a number of strategic alternatives, including the possibility of Mr. Offutt taking RDOE private. At the close of this meeting, the RDOE Board decided to keep all strategic alternatives open.

        On December 16, 2002, the non-management directors of RDOE received the following letter from Mr. Offutt expressing an interest in acquiring all of the RDOE Class A Shares that Mr. Offutt did not currently own or control:

  Gentlemen:

          I am writing to inform you that I am interested in acquiring all of the outstanding shares of the Class A Common Stock, par value $.01 (the "Class A Common Stock"), of RDO Equipment Co. that I do not currently own or control (the "Proposed Transaction").

          If I decide to pursue the Proposed Transaction, my current intention is to make the offer directly to the Company's stockholders. Aside from conditions customary to similar tender offers, my offer would be conditioned on the tender by Company stockholders of a sufficient number of shares of Class A Common Stock such that, after the offer is completed, and assuming conversion of my shares of Class B Common Stock into shares of Class A Common Stock, I would own at least 90% of the Class A Common Stock of the Company. I would also condition my offer on the tender of at least a majority of the shares of Class A Common Stock owned by holders not affiliated with me. I would not be able to waive this latter condition. If the conditions to this offer were satisfied and the offer completed, as soon as practicable thereafter I would effect a "short-form" merger of the Company with and into the acquisition entity I will be creating. In this merger, the remaining Company stockholders would receive the same price paid in the tender offer, except for those stockholders who elected to exercise their appraisal rights.

          Because my offer would be made directly to the Company's stockholders, Delaware law does not require approval of this offer by the Company's Board of Directors. Nevertheless, I am requesting that an independent committee of the Company's Board be created (the "Committee"), and that the Committee engage financial and legal advisors to advise it as to the legal obligations of the Committee and the Board in connection with the Proposed Transaction and any offer that I may make.

          I have not yet finally decided the offering price I am willing to pay for shares purchased in the Proposed Transaction. However, at present I am considering an offer in a range of $5.22 to $5.66 per share. I would expect to discuss the offering price with the Committee prior to the commencement of my offer.

          Although I have the financial means to pursue the Proposed Transaction, until I formally commence an offer to the Company's stockholders I reserve the right, in my sole and absolute discretion, not to proceed for any reason. Please note that if I elect to proceed with the Proposed Transaction, I intend to formally commence my offer on or about January 20, 2003. Therefore, I would appreciate that the Committee and the Board, along with its advisors, work diligently to evaluate the Proposed Transaction and any offer I might make within this timeframe.

  Respectfully,

  Ronald D. Offutt
   Chairman, Chief Executive Officer, and Principal Stockholder

        RDOE immediately issued a press release regarding the proposal letter and filed its Quarterly Report on Form 10-Q for the quarter ended October 31, 2002 with the SEC, attaching the proposal letter from Mr. Offutt as an exhibit and disclosing the details of the proposal. In addition, Christi J. Offutt, Chief Operating Officer of RDOE, sent a communication to employees of RDOE. The communication included a letter from Ms. Offutt, a letter from Mr. Offutt and a copy of the press release.

        On December 18, 2002, Mr. Offutt called a special meeting of the RDOE Board. At this meeting Mr. Offutt summarized his proposal and expressed his reasons for taking RDOE private. These reasons included the continuing low valuation placed on RDOE Class A Shares by the investing public despite RDOE's recently improved operating results and the benefits RDOE may realize becoming a private company. Mr. Offutt discussed the lack of liquidity in RDOE Class A Shares, which he believed was due in part to low trading volumes, Mr. Offutt's sizeable holdings, and the lack of analyst coverage and investor interest in RDOE's stock. Mr. Offutt also discussed RDOE's relationship with Deere & Company, which Mr. Offutt believed limits RDOE's ability to grow its business and, therefore, lessens its need for capital. Mr. Offutt also discussed the benefits RDOE would realize if Mr. Offutt took RDOE private, including cost savings as a result of RDOE no longer being required to prepare and file reports with the SEC. Mr. Offutt also discussed the enhanced control over RDOE's balance sheet and cash flow to the benefit of RDOE's businesses and other initiatives within Mr. Offutt's portfolio. Mr. Offutt also mentioned that the reduction in the amount of public information about RDOE and its business available to competitors would improve RDOE's competitive position. After a brief discussion, during which Mr. Offutt stated that he had no interest in selling his RDOE shares to a third party and that he intended for RDOE to continue operating without interruption or distraction, Mr. Offutt excused himself from the meeting.

        Later in the meeting, the RDOE Board voted to establish the Special Committee comprised of all of RDOE's non-management directors: Norman M. Jones, Raymond A. Goldberg, Bradford M. Freeman, James D. Watkins and Edward T. Schafer. The RDOE Board authorized the Special Committee to exercise all of the powers and authority of the RDOE Board to respond to and take action in connection with Mr. Offutt's proposal, including but not limited to the power and authority to: (i) review and evaluate Mr. Offutt's proposal; (ii) negotiate with Mr. Offutt the terms of his proposal; (iii) make a recommendation to the RDOE stockholders being asked to tender their shares whether or not to accept any proposal made by Mr. Offutt; (iv) contact other parties who may have information useful to the Special Committee's deliberations or who may be interested in submitting a competing offer; (v) hire its own legal counsel and financial advisor; (vi) set its own reasonable compensation, and (vii) authorize appropriate officers of RDOE to execute such documents as may be necessary or appropriate in connection with the foregoing, in all cases independent of any review or control by the RDOE Board. Mr. Jones was elected Chairman of the Special Committee. The Special Committee subsequently retained Houlihan Lokey as its financial advisor and Fredrikson & Byron, P.A. as its legal counsel.

        On January 22, 2003, RDOE issued a press release and filed it with the SEC announcing the formation of the Special Committee, the Special Committee's retention of Houlihan Lokey as its financial advisor and Fredrikson & Byron, P.A. as its legal counsel, and the Special Committee's plans to review and evaluate any offer made by Mr. Offutt.

        On February 5, 2003, Houlihan Lokey met with RDOE's entire management group, including Mr. Offutt, and discussed RDOE's history, business, operations, financial information, relationship with Deere & Company, financial forecasts and current outlook. Mr. Offutt stated that he was not interested in selling all or a portion of his ownership interest in RDOE to a third party or maintaining a controlling interest in RDOE with a new third party owning a minority interest.

        After the formation of the Special Committee and through February 25, 2003, Mr. Offutt and Mr. Jones, or other members of the Special Committee, from time to time had brief conversations in which Mr. Offutt inquired as to the likely timing of the Special Committee's activities in its evaluation of Mr. Offutt's proposed offer. No discussion of the price or other substantive terms of Mr. Offutt's proposed offer occurred during these brief conversations.

        On February 25, 2003, members of the Special Committee met with Mr. Offutt and Allan F. Knoll, RDOE's Secretary and also Treasurer of RDO Tender and RDO Holdings. At the meeting, Mr. Offutt stated his willingness to offer cash consideration in the range of $5.25 to $5.35 per share for the outstanding Shares. The Special Committee expressed concern regarding their ability to recommend that stockholders tender their Shares pursuant to an offer in this range. Later that day, Mr. Jones met personally with Mr. Offutt and Mr. Knoll. Mr. Jones reiterated to Mr. Offutt that an offer in the $5.25 to $5.35 per share range was too low for the Special Committee to recommend to the stockholders. Mr. Jones asked Mr. Offutt to reconsider his proposal.

        On February 28, 2003, Mr. Jones called Mr. Offutt to follow-up on their February 25 conversation. Mr. Offutt stated that, after consideration, he was willing to raise his proposal to $5.90 per share. Mr. Jones told Mr. Offutt that he did not believe the Special Committee would recommend such a proposal to the stockholders. Mr. Offutt stated that $6.01 per share was the highest purchase price Mr. Offutt would propose and asked whether the Special Committee would recommend such a proposal to the stockholders. Mr. Jones stated he would discuss Mr. Offutt's proposal of $6.01 with the Special Committee.

        On March 3, 2003, Mr. Jones informed Mr. Offutt that the Special Committee unanimously decided that the Special Committee would not take any action on Mr. Offutt's $6.01 per share proposal until the Special Committee received a formal proposal at that price from Mr. Offutt. Mr. Jones also confirmed with Mr. Offutt that the $6.01 per share proposal was the highest purchase price Mr. Offutt would offer.

        On the evening of March 6, 2003, Mr. Offutt sent the Special Committee a revised letter expressing an interest in acquiring all of the RDOE Class A Shares that Mr. Offutt did not currently own or control for a purchase price of $6.01 per share:

  Gentlemen:

          The purpose of this letter is to formally update my offer letter of December 16, 2002 concerning my interest in acquiring for cash all of the outstanding shares of the Class A common stock of RDO Equipment Co. that I do not currently own or control.

          I am willing to increase my offer price in this transaction to $6.01 per share. If the Special Committee of the Board of Directors of RDO Equipment informs me that it intends to recommend my $6.01 offer to the RDO Equipment stockholders, I intend to cause RDO Tender Co., an acquisition entity I intend to form, to commence within four to six weeks thereafter a formal tender offer directly to the Company's stockholders to acquire all of the outstanding shares of the Class A common stock of RDO Equipment that are not owned by me or certain of my family members.

          As discussed in my December 16, 2002 offer letter, the tender offer would be conditioned upon there having been validly tendered and not withdrawn prior to the expiration date of the tender offer at least that number of Class A shares (1) that would, when aggregated with the shares owned by me and certain of my family members and assuming conversion of my Class B shares into Class A shares, represent at least 90% of all Class A shares then outstanding and (2) that represent at least a majority of the total number of Class A shares outstanding on the date shares are accepted for payment that are not owned by me, certain of my family members, RDO Tender and the executive officers of RDO Equipment. Although I would retain the right to waive the "90% condition," I would not have the right to waive the latter "majority of the minority condition." The offer would also be subject to other conditions customary to similar tender offers. The offer would not, however, be conditioned upon the availability of financing.

          If the conditions to this offer were satisfied and the offer completed, as soon as practicable thereafter RDO Tender Co. would effect a "short-form" merger of RDO Tender Co. with and into RDO Equipment. In this merger, the remaining RDO Equipment stockholders would receive the same $6.01 purchase price paid in the tender offer, except for those stockholders who elected to exercise their appraisal rights.

          This proposal remains merely an expression of interest and is not intended to be legally binding in any way. If an offer were to be made, it would be made in accordance with all applicable securities laws and would involve the filing of appropriate materials with the Securities and Exchange Commission and the mailing and dissemination of appropriate materials to the RDO Equipment stockholders. In addition, until I cause RDO Tender to formally commence an offer to the RDO Equipment stockholders, I reserve the right, in my sole and absolute discretion, not to proceed for any reason.

  Respectfully,

  Ronald D. Offutt
   Chairman, Chief Executive Officer, and Principal Stockholder

        On March 7, 2003, the Special Committee met to discuss Mr. Offutt's revised proposal letter. Prior to this meeting, the Special Committee's financial advisor, Houlihan Lokey, had provided the members of the Special Committee with a preliminary financial review of Mr. Offutt's revised proposal. Houlihan Lokey then delivered to the Special Committee an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated March 7, 2003, that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth in such written opinion, the $6.01 offer price was fair, from a financial point of view, to the RDOE stockholders (other than RDO Holdings, RDO Tender and their affiliates). A copy of this opinion is attached as Annex A to the Schedule 14D-9 that accompanies this Offer to Purchase and a discussion of the analyses performed by Houlihan Lokey in arriving at its opinion is set forth in the Schedule 14D-9 under the heading "Item 4. The Solicitation or Recommendation—Opinions of Financial Advisor." Based upon this opinion and the Special Committee's deliberations to date, the Special Committee determined that if Mr. Offutt formally commenced a tender offer as proposed, the Special Committee intended to recommend that the RDOE stockholders tender their Shares, assuming no material changes had occurred prior to the formal commencement of Mr. Offutt's tender offer that would alter the views of the Special Committee or its financial advisors.

        On April 2, 2003, the RDOE Board held a meeting. No discussion of the price or other substantive terms of Mr. Offutt's proposed offer occurred during this meeting.

        After the Special Committee received from Mr. Offutt drafts of the Offer to Purchase and related materials proposed to be filed by him with the SEC, the Special Committee and its legal and financial advisors reviewed the same and met on April 22, 2003 to discuss the Offer. Houlihan Lokey updated the presentations it had given on March 6, 2003 and February 25, 2003, and it and the Special Committee's legal advisors reviewed with the Special Committee the terms and conditions of the Offer. Houlihan Lokey then provided an updated opinion, confirmed by a written opinion dated April 22, 2003, that, as of such date, and based on and subject to the assumptions, limitations and qualifications set forth in such written opinion, the $6.01 price per share to be received in the Offer and the Merger was fair, from a financial point of view, to the RDOE stockholders being asked to tender their Shares. A copy of Houlihan Lokey's April 22, 2003 opinion is attached as Annex A to the Schedule 14D-9 that accompanies this Offer to Purchase and a discussion of the analyses performed by Houlihan Lokey in arriving at its opinion is set forth in the Schedule 14D-9 under the heading "Item 4. The Solicitation or Recommendation—Opinions of Financial Advisor." Based upon Houlihan Lokey's opinion and other factors considered by the Special Committee, as highlighted in the Schedule 14D-9 under the heading "Item 4. The Solicitation or Recommendation—Reasons for Determination of Fairness and Recommendation," the Special Committee at this meeting unanimously determined that the Offer and the Merger were fair to the RDOE stockholders being asked to tender their Shares and recommends that such RDOE stockholders accept the Offer and tender their Shares in the Offer.

        On April 28, 2003, RDO Tender commenced the Offer.

Reasons for and Purpose of the Offer and the Merger

        Purpose of the Offer and the Merger and Reasons for the Structure.    The purpose of the Offer is for RDO Tender to acquire for cash as many outstanding Shares as possible. The Offer is the first step in a transaction designed to permit RDO Holdings to acquire the entire equity interest in RDOE other than those Class A Shares and Class B Shares beneficially owned by RDO Tender, RDO Holdings and their affiliates. The second-step Merger is intended to eliminate any remaining minority interest that may exist after the completion of the Offer. Upon completion of the Merger, RDOE will become a wholly owned subsidiary of RDO Holdings, which is owned by Mr. Offutt and Mr. and Mrs. Scott.

        The transaction has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of complete ownership of the Class A Shares from the RDOE stockholders (other than RDO Tender, RDO Holdings and their affiliates) to RDO Holdings and to provide the RDOE stockholders with an opportunity to liquidate their investment in RDOE for cash at a price representing a premium over the market prices for the Class A Shares prior to RDOE's public announcement of Mr. Offutt's intention to acquire the remaining equity interest in RDOE. The Offer is conditioned upon, among other things, the 90% Condition and the Majority of the Minority Condition. The purpose of the 90% Condition, which may be waived by RDO Tender, is for RDO Holdings and RDO Tender to be able to complete the Merger on a "short-form" basis without the need for a vote of the RDO Board or the RDOE stockholders. The purpose of the Majority of the Minority Condition, which may not be waived by RDO Tender, is to seek the voluntary participation of a majority of the RDOE stockholders, other than RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the Special Committee formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE since, unlike other RDOE stockholders, their voting incentives may not be perfectly aligned with their economic interest in RDOE.

        According to RDOE's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as of March 31, 2003, there were 5,179,808 Class A Shares outstanding. Based on that number of Class A

Shares outstanding and assuming the one-for-one conversion of the 7,450,492 outstanding Class B Shares, which will take place upon Mr. Offutt's transfer of such shares to RDO Holdings, and no exercises of options prior to the expiration of the Offer, except vested, in-the-money options to purchase 30,000 Class A Shares held by Mr. Offutt which options Mr. Offutt intends to exercise immediately prior to the closing of the Offer and which underlying Class A Shares Mr. Offutt intends to transfer to RDO Holdings, RDO Tender believes 3,097,825 Shares must be tendered and not withdrawn prior to the expiration date of the Offer to satisfy the 90% Condition and 2,102,517 Shares must be tendered and not withdrawn prior to the expiration date of the Offer by persons other than RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the Special Committee formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE to satisfy the Majority of the Minority Condition. See Schedule B to this Offer to Purchase.

        Other than the 90% Condition and the Majority of the Minority Condition, the Offer is structured so that no approval of the RDOE stockholders, the RDOE Board or any committee thereof is required. However, under the rules promulgated by the SEC, RDOE is required to advise the RDOE stockholders whether it recommends acceptance or rejection of the Offer, expresses no opinion and is remaining neutral with respect to the Offer or is unable to take a position with respect to the Offer. The Special Committee was created for this purpose. The Special Committee has unanimously determined that the Offer is fair to the RDOE stockholders being asked to tender their Shares and recommends that such RDOE stockholders accept the Offer and tender their Shares in the Offer. The Special Committee's determination and recommendation is contained in the Solicitation/Recommendation Statement on Schedule 14D-9, which was filed by RDOE with the SEC in connection with the Offer and which is being furnished to RDOE stockholders concurrently with this Offer to Purchase. RDOE stockholders should read the Solicitation/Recommendation Statement for additional information regarding the Special Committee's determination and recommendation.

        If the Offer is successful and RDO Tender owns at least 90% of the outstanding Class A Shares (assuming the conversion of the Class B Shares) following completion of the Offer (taking into account the Class A Shares and Class B Shares intended to be transferred by Mr. Offutt and Mr. and Mrs. Scott to RDO Holdings, and by RDO Holdings to RDO Tender upon completion of the Offer), RDO Tender will effect the Merger pursuant to the "short-form" merger provisions of the DGCL without a meeting or vote of the RDOE Board or of the RDOE stockholders. If after the Offer is completed, but prior to completion of the Merger, the aggregate ownership by RDO Tender of the outstanding Class A Shares (assuming the conversion of the Class B Shares) should fall below 90% due to the exercise of outstanding options to purchase Class A Shares or for any other reason, RDO may undertake a subsequent offering period of three to 20 business days. In the alternative, RDO Tender may decide to acquire additional Class A Shares in the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be greater or less than or the same as the Offer Price.

        If RDO Tender owns less than 90% of the outstanding Class A Shares (assuming the conversion of the Class B Shares) following completion of the Offer (taking into account the Class A Shares intended to be transferred by Mr. Offutt and Mr. and Mrs. Scott to RDO Holdings, and by RDO Holdings to RDO Tender upon completion of the Offer), and waives the 90% Condition, completion of the Merger would require the approval of the RDOE Board of a merger agreement and the adoption of the merger agreement by the holders of at least a majority of the outstanding Class A Shares entitled to vote thereon on an as-converted basis. In such a situation, RDO Holdings or RDO Tender may either: (1) promptly use their best efforts to take such steps as are necessary to cause the Merger to be effective pursuant to a merger agreement, including voting the Class A Shares owned by them for adoption of the merger agreement, which will, if the Class A Shares remain registered under the

Exchange Act, require filing with the SEC certain disclosure materials prior to adoption of the merger agreement by the RDOE stockholders; (2) cause RDOE to seek to delist the Class A Shares from trading on the New York Stock Exchange; or (3) for an indeterminate period, engage in certain open market or privately negotiated purchases, at prices which may be greater or less than or the same as the Offer Price, in order to increase the ownership of RDO Tender to at least 90% of the outstanding Class A Shares (assuming the conversion of the Class B Shares), so as to enable RDO Tender to effect the Merger as a "short-form" merger. Any such acquisition of Class A Shares by RDO Tender would have to be made in accordance with applicable legal requirements, including those of Regulation 13D and Rules 10b-18 and 13e-3 under the Exchange Act. See "The Offer—Section 10. Certain Effects of the Offer." As a consequence, if the 90% Condition is not met, no assurance can be given as to whether or when RDO Tender will be able to cause the Merger to be consummated and, similarly, no assurance can be given as to whether or when the Merger consideration will be paid to RDOE stockholders who do not tender their Shares in the Offer. In no event will any interest be paid on the Merger consideration. After completion or termination of the Offer, RDO Holdings and RDO Tender also reserve the right, but have no current intention, to sell Class A Shares or Class B Shares in open market or negotiated transactions.

        RDO Tender is not offering to acquire outstanding options to purchase Class A Shares in the Offer. Each holder of an option to purchase Class A Shares that is vested or becomes vested prior to the expiration of the Offer may exercise such option prior to the expiration of the Offer and the Class A Shares received upon such exercise may be tendered pursuant to the Offer. It is expected that if the Offer is completed and the Merger occurs, all unexercised options outstanding at the effective time of the Merger will automatically be cancelled in connection with the Merger. Each holder of an outstanding option at the effective time of the Merger will receive a cash payment equal to the difference between the $6.01 merger consideration and the exercise price of the option holder's vested options multiplied by the number of Class A Shares issuable upon exercise of the vested options.

        Before reaching its decision to pursue the Offer and the Merger, RDO Tender, RDO Holdings and their affiliates considered structuring the transaction as a one-step "long-form" merger that would have required the approval of the RDOE Board of a merger agreement and the adoption of the merger agreement by the holders of at least a majority of the outstanding Class A Shares entitled to vote thereon on an as-converted basis. The primary disadvantage to RDO Tender, RDO Holdings and their affiliates of the one-step "long-form" merger alternative was the requirement of obtaining approval by the RDOE Board and the RDOE stockholders, which could result in a longer time period required for RDO Tender, RDO Holdings and their affiliates to acquire control of RDOE and for the RDOE stockholders to receive cash for their Shares. The primary benefit to RDO Tender, RDO Holdings and their affiliates of the one-step "long-form" merger alternative was the potential that it could be completed more quickly than the two-step acquisition if the 90% Condition is not satisfied and, as a result, the "short-form" merger procedure was unavailable. RDO Tender, RDO Holdings and their affiliates decided that the potential to acquire control of RDOE in a short time period offered by the two-step transaction if the 90% Condition is satisfied and the ability to provide the RDOE stockholders with a prompt opportunity to receive cash in exchange for their Shares outweighed the benefit of the one-step transaction.

        Reasons for Undertaking the Offer and the Merger at this Time.    RDO Holdings' and its affiliates' desire to proceed with the Offer and the Merger at this time is motivated primarily by the continuing low valuation placed on RDOE's Class A Shares by the investing public despite RDOE's improved operating results beginning in fiscal 2002 derived from its focus on restructuring and streamlining its operations during the second half of fiscal 2002, and the benefits RDO Tender, RDO Holdings and their affiliates believe RDOE's business may realize by becoming a private company.

        RDO Tender, RDO Holdings and their affiliates believe that RDOE's low valuation results from: (1) the lack of liquidity in RDOE's Class A Shares due in part to low trading volumes, Mr. Offutt's sizeable holdings, and the lack of analyst coverage and investor interest in RDOE's stock; and (2) RDOE's contractual arrangements with Deere & Company, which limit RDOE's ability to grow its business, and therefore, lessens RDOE's need for capital to grow its business. RDOE's low valuation and the factors contributing to RDOE's low valuation have limited RDOE's ability to capitalize on the traditional benefits of being a public company. For example, because of the lack of liquidity in RDOE's Class A Shares combined with RDOE's contractual arrangements with Deere & Company, which limit RDOE's ability to grow and its need to raise equity or debt capital to grow its business, RDOE has been unable to take advantage of the public capital markets as could a traditional public company.

        The low valuation of RDOE's Class A Shares, which since the second quarter of fiscal 2000 has traded below the book value of RDOE, has pressured RDOE's management to focus on increasing stockholder value in the short term and has limited their ability to take actions that, although they may increase stockholder value in the long term, would not be acceptable to public stockholders. RDO Tender, RDO Holdings and their affiliates believe that such actions do not outweigh the potential benefits and that they could better manage RDOE's operations without the short-term focus of the public markets.

        RDO Tender, RDO Holdings and their affiliates believe there are several benefits RDOE's business may realize if RDOE becomes a private company. First, RDOE management would be better able to focus on RDOE's long-term performance without having to meet the expectations of many public stockholders for short-term results. As a private company, RDOE would have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public market's disfavor. While RDOE has taken steps to improve operating and cash flow results, its efforts have not resulted in sustained improvement in the market price of RDOE's Class A Shares.

        Second, RDOE would not be required to incur all the costs associated with being a public company, including the costs associated with compliance with the Sarbanes-Oxley Act and other securities law requirements. As a private company, RDOE would no longer be required to: (i) file annual, quarterly or other periodic reports with the SEC or publish and distribute to its stockholders annual reports and proxy statements; (ii) meet the rigorous quarterly financial statement testing by an auditing firm; (iii) support an investor relations function; (iv) pay NYSE continuing listing fees; (v) pay Delaware annual franchise taxes, since it would likely reincorporate to North Dakota; (vi) compensate its directors at current levels; or (vii) maintain directors' and officers' liability insurance. RDO Tender, RDO Holdings and their affiliates anticipate that such actions could result in a cost savings of approximately $500,000 per year. The elimination of the obligation to prepare and file such reports as well as respond to analyst and investor inquiries and public relations would also permit RDOE's management to better focus its attention on RDOE's operations.

        Third, RDO Tender, RDO Holdings and their affiliates believe the reduction in the amount of public information about RDOE and its business available to competitors would improve RDOE's competitive position. As a private company, RDOE would no longer be required to comply with SEC and NYSE rules and regulations that require RDOE to disclose material information about its business.

        Fourth, RDO Tender, RDO Holdings and their affiliates believe that RDOE as a private company could achieve greater operating and administrative efficiencies and synergies as a result of RDOE's operations being conducted in a more coordinated manner with Mr. Offutt's other businesses.

        Finally, RDO Tender, RDO Holdings and their affiliates believe that the open disclosure which would be available to management of a private company in its relations with employees and affiliates would foster a stronger corporate culture. As a private company, management of RDOE could be much more open with its employees, and selectively open with its customers and vendors, regarding its business than as a public company, which is required to comply with SEC regulations that require the broad dissemination of all material information about the business.

        For these reasons, RDO Tender, RDO Holdings and their affiliates have determined that maintaining their majority interest in RDOE as a public company is no longer a desirable long-term strategy and that taking RDOE private would permit RDO Tender, RDO Holdings and their affiliates to better manage RDOE's business on a long-term basis without the short-term focus of the public markets and realize some of the other benefits of a private company. Because RDO Tender, RDO Holdings and their affiliates have concluded that the long-term benefits of RDOE's business outweigh the short-term market valuation of RDOE's Class A Shares, RDO Holdings has caused RDO Tender to offer the RDOE stockholders the premium reflected in the $6.01 per Share Offer Price that has been negotiated by the Special Committee.

Position of RDO Tender, RDO Holdings and their Affiliates Regarding the Fairness of the Offer and the Merger

        The rules of the SEC require RDO Tender, RDO Holdings and their affiliates to express their belief as to the fairness of the Offer and the Merger to the RDOE stockholders (other than RDO Tender, RDO Holdings and their affiliates). RDO Tender, RDO Holdings and their affiliates believe the Offer and the Merger are fair to the unaffiliated RDOE stockholders. In making this determination, RDO Tender, RDO Holdings and their affiliates considered the following factors, which in their judgment, support their views as to the fairness of the Offer and the Merger:

  •
  After a thorough review with its independent financial and legal advisors, the Special Committee has unanimously determined that the Offer is fair to the RDOE stockholders being asked to tender their Shares and recommends that such RDOE stockholders accept the Offer and tender their Shares in the Offer. In addition to the factors listed below, RDO Tender, RDO Holdings and their affiliates adopted the Special Committee's conclusions as to the fairness of the Offer and the Merger and the analyses underlying such conclusions as set forth in the Solicitation/Recommendation Statement on Schedule 14D-9, which was filed by RDOE with the SEC in connection with the Offer and which is being furnished to stockholders concurrently with this Offer to Purchase.

  •
  On each of March 7, 2003 and April 22, 2003, the Special Committee received a written opinion from Houlihan Lokey, that as of such date and based upon and subject to the various assumptions and limitations set forth in such opinion, the $6.01 per Share cash consideration to be received by the RDOE stockholders (other than RDO Tender, RDO Holdings and their affiliates) in the Offer and the Merger was fair to such stockholders from a financial point of view.

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  The $6.01 per Share cash consideration payable in the Offer and the Merger represents a premium over historical and recent market prices for the Class A Shares. The Offer Price represents a premium of approximately 39.1% over the $4.32 closing sale price per Class A Share on December 16, 2002, the last trading day prior to the public announcement that evening of Mr. Offutt's proposal to acquire the remaining equity interest in RDOE. The Offer Price represents a 16.7% premium over the $5.15 closing sale price on the trading day occurring three months prior to December 16, 2002 and a 140.4% premium over the $2.50 closing sale price on the trading day occurring one year prior to December 16, 2002. Other than for one day in June 2002, the Class A Shares have not traded above $6.01 per share since July 2000.

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  RDO Tender, RDO Holdings and their affiliates believe that the trading price of the Class A Shares has not performed well historically and may not perform well in the future due, in part, to its limited public float, limited trading volume and limited analysts' coverage. The purchase of RDOE by RDO Tender, RDO Holdings and their affiliates would eliminate the exposure of the RDOE stockholders to any future or continued declines in the price of the Class A Shares.

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  The Offer is an all cash offer that the holders of Shares can accept or reject voluntarily, and the Offer is not subject to a financing condition. RDO Holdings has entered into a loan agreement with a financial institution to provide the financing necessary to purchase the Shares and pay the transaction fees and expenses in connection with the Offer.

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  The Offer is conditioned upon the Majority of the Minority Condition, which requires that there be validly tendered and not withdrawn prior to the expiration date of the Offer at least that number of Shares that represent at least a majority of the total number of Class A Shares outstanding on the date Shares are accepted for payment that are not owned by RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the Special Committee formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE. The Majority of the Minority Condition is designed to provide a true opportunity to the public to determine if the Offer is fair.

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  The Offer provides the RDOE stockholders who are considering selling their Shares with the opportunity to sell all of their Shares at the Offer Price without incurring the transaction costs typically associated with market sales and without incurring any price discounts due to the relative illiquidity of the Class A Shares.

  •
  The Offer and the Merger provide the RDOE stockholders substantially greater opportunity to sell their holdings in RDOE than has been available in the public market, where historically low volumes of trading, Mr. Offutt's sizeable holdings, and the lack of analyst coverage and investor interest in RDOE's stock have greatly limited liquidity.

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  To the knowledge of RDO Tender, RDO Holdings and their affiliates, no firm offers by any third party regarding a Merger or other business combination, the sale of all or any substantial part of the assets of RDOE or a purchase of RDOE securities enabling the holder to exercise control of RDOE have been made to RDOE or Mr. Offutt in the last two years, including during the time period since the public announcement of Mr. Offutt's intention to acquire the remaining equity interest in RDOE.

  •
  Mr. Offutt's beneficial ownership of approximately 63.5% of the Class A Shares as of March 31, 2003 (assuming the conversion of the Class B Shares) and his unwillingness to sell RDOE to a third party leaves RDOE's only viable alternative to the Offer and the Merger to remain as a public company, which would not allow the RDOE stockholders to take advantage of the immediate cash premium offered by RDO Tender and would not address the disadvantages inherent in RDOE remaining a public company, including the market capitalization of RDOE, the minimal amount of analyst coverage for the Class A Shares, the relatively low volume of trading in its Class A Shares on the New York Stock Exchange and Mr. Offutt's substantial holdings, which limit alternatives available to RDOE.

        In addition to the foregoing positive factors that supported the determination by RDO Tender, RDO Holdings and their affiliates as to the fairness of the Offer and the Merger, RDO Tender, RDO Holdings and their affiliates reviewed the following material negative factors, which they viewed as insufficient to outweigh the positive factors:

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  Following the Merger, the RDOE stockholders (excluding RDO Tender, RDO Holdings and their affiliates) will cease to participate in the future earnings and growth, if any, of RDOE or benefit from the increase, if any, in the value of the company.

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  Although the Offer and Merger gives the RDOE stockholders the opportunity to realize a premium over the price at which the Class A Shares traded immediately prior to the public announcement of the RDOE Board's receipt of Mr. Offutt's proposal and since July 2000 (other than for one day in June 2002), it is possible that the price or value of the Class A Shares may increase in the future, and holders of Class A Shares would not benefit from such future increases.

  •
  The Offer and Merger may not be completed and the public announcement of the Offer and Merger might negatively affect RDOE's sales and operating results and RDOE's ability to retain and attract new customers and retain and attract key personnel.

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  The RDOE stockholders will recognize a taxable gain upon completion of the Offer and Merger if and to the extent the amount of cash such stockholders receive in the Offer and Merger exceeds their tax basis in their Shares.

        In determining the fairness of the Offer and the Merger to the RDOE stockholders (other than RDO Tender, RDO Holdings and their affiliates), RDO Tender, RDO Holdings and their affiliates did not find it practicable to, and did not, appraise the assets of RDOE to determine a liquidation value of RDOE. RDO Tender, RDO Holdings and their affiliates believes that RDOE's liquidation value would likely be significantly lower than the valuation of RDOE's business as a going concern, and as such would not provide a useful comparison for assessing the fairness of the Offer and the Merger. In that regard, RDO Tender, RDO Holdings and their affiliates noted that the Special Committee's financial advisor did not consider liquidation value and assessed the value of RDOE's business on the assumption that the business would continue as a going concern.

        In making their fairness determination, RDO Tender, RDO Holdings and their affiliates also considered as one of the factors both RDOE's total net book value per share and tangible net book value per share which were approximately $7.05 and $5.13, respectively, as of January 31, 2003.

        RDO Tender, RDO Holdings and their affiliates also did not consider the prices paid by RDO Tender, RDO Holdings and their affiliates for their Class A Shares, since these purchases took place over two years ago and as such were not considered by RDO Tender, RDO Holdings and their affiliates to be relevant to its fairness decision. RDO Tender, RDO Holdings and their affiliates also did not consider any firm offers made by any unaffiliated person during the preceding two years because to their knowledge no such offers had been received. Finally, RDO Tender, RDO Holdings and their affiliates did not request or receive any third party report, opinion or appraisal regarding the Offer and the Merger.

        The foregoing discussion of the information and factors considered by RDO Tender, RDO Holdings and their affiliates is not intended to be exhaustive but includes all material information and factors considered by RDO Tender, RDO Holdings and their affiliates in its consideration of the fairness of the Offer and the Merger. In view of the amount of information and variety of factors considered in connection with its evaluation of the fairness of the Offer and the Merger, RDO Tender, RDO Holdings and their affiliates did not find it practicable to, and did not, specifically make assessments of, quantify or otherwise assign relative weights to all of the information and various factors considered in reaching its determination. RDO Tender, RDO Holdings and their affiliates did, however, give special consideration to the fact that, other than for one day in June 2002, the Class A Shares have not traded above $6.01 per share since July 2000.

        RDO Tender, RDO Holdings and their affiliates believe the Offer and the Merger are procedurally fair to the unaffiliated RDOE stockholders. In making this determination, RDO Tender, RDO Holdings and their affiliates considered the following factors:

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  The Special Committee, which is a mechanism well recognized to provide for fairness in transactions of this type, reviewed and evaluated the transaction, negotiated with RDO Tender, RDO Holdings and their affiliates, and ultimately unanimously determined that the Offer and the Merger are fair to the RDOE stockholders being asked to tender their Shares and recommends that such RDOE stockholders accept the Offer and tender their Shares in the Offer.

  •
  The Special Committee consisted of non-management directors (none of whom have an interest in or will be directors or investors in RDOE after the Merger or RDO Holdings) whose sole purpose was to represent the interests of the RDOE stockholders (other than RDO Tender, RDO Holdings and their affiliates).

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  The Special Committee included all of the directors of RDOE who are not employees of RDOE or otherwise affiliated with RDO Tender, RDO Holdings or their affiliates.

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  The Special Committee retained its own independent legal counsel and financial advisor.

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  The Special Committee's financial advisor explored whether there were other parties interested in RDOE, or more specifically, purchasing the public stockholders' Class A Shares in RDOE.

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  During a period of time of approximately 2 1/2 months, the consideration per Share was negotiated with the Special Committee, which with the assistance of financial and legal advisors acted independently on behalf of the unaffiliated RDOE stockholders, resulting in the final offer price of $6.01 per Share.

  •
  The "Majority of the Minority" condition, which is not waivable and requires there having been validly tendered and not withdrawn prior to the expiration date of the Offer at least that number of Shares that represent at least a majority of the total number of Class A Shares outstanding on the date Shares are accepted for payment that are not owned by RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the Special Committee formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE, provides the opportunity for the public RDOE stockholders to determine if the Offer is fair.

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  Given the share ownership of RDO Tender, RDO Holdings and their affiliates, satisfaction of the 90% Condition, which although waivable, requires that approximately 71% of the Class A Shares held by the unaffiliated RDOE stockholders as of March 31, 2003 validly tender and do not withdraw their Shares before RDO Tender may accept the Offer.

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  Each RDOE stockholder can individually determine whether to tender Shares in the Offer, and if a stockholder elects not to tender, such stockholder will receive exactly the same type and amount of consideration in the Merger that is expected to follow completion of the Offer.

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  RDOE stockholders who do not tender their Shares in the Offer will be entitled, upon consummation of the Merger following completion of the Offer, to exercise Delaware statutory appraisal rights in the Merger, allowing them to have the fair value of their Shares determined by the Delaware Chancery Court and paid to them in cash.

        Because the above safeguards were and are in place, RDO Tender, RDO Holdings and their affiliates believe the Special Committee and the RDOE Board did not consider it necessary to retain any unaffiliated representative in addition to the Special Committee, itself, to act on behalf of RDOE's unaffiliated stockholders for purposes of negotiating the terms of the Offer and the Merger or preparing a report concerning the fairness of the Offer and the Merger.

Recommendation of the Special Committee

        The Special Committee has unanimously determined that the Offer is fair to the RDOE stockholders being asked to tender their Shares and recommends that such RDOE stockholders accept the Offer and tender their Shares in the Offer. The Special Committee's recommendation is contained in the Solicitation/Recommendation Statement on Schedule 14D-9, which was filed by RDOE with the SEC in connection with the Offer and which is being furnished to stockholders concurrently with this Offer to Purchase. The Schedule 14D-9 contains important information and may include certain material non-public information that RDOE believes is necessary for stockholders to make a decision with respect to the Offer. Stockholders should carefully read the Schedule 14D-9.

Plans for RDOE After the Offer and Merger

        It is expected that following the Offer and the Merger, the business and operations of RDOE, as the surviving company in the Merger, will be continued substantially as they are currently being conducted. RDO Holdings will, however, continue to review RDOE's assets, business, operations, properties, policies, corporate structure, dividend policy, capitalization and management and will consider whether any changes would be desirable in light of the circumstances then existing. For example, RDO Holdings will likely cause RDOE to make cash dividends to RDO Holdings to assist RDO Holdings in servicing the indebtedness it expects to incur in connection with the Offer and Merger. In addition, RDO Holdings may cause RDOE to reincorporate from the state of Delaware to the state of North Dakota. RDO Holdings may also cause RDOE to adopt a phantom stock plan for its employees. However, the decision whether to adopt this plan and if adopted, what the material terms of the plan would be and which RDOE employees would be given the opportunity to participate have not been decided.

        Except as otherwise described in this Offer to Purchase, RDO Holdings at this time has no current plans, proposals or negotiations that relate to or would result in: (i) any extraordinary transaction, such as a merger (other than the Merger), reorganization or liquidation involving RDOE or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of RDOE or any of its subsidiaries; (iii) any material change in RDOE's present dividend rate or policy, or indebtedness or capitalization; (iv) any change in the present board of directors or management of RDOE (other than RDO Holdings' intention to appoint a new board of directors comprised of members from affiliated companies of Mr. Offutt); (v) any other material change in RDOE's corporate structure or business; (vi) the acquisition by any person of additional securities of RDOE, or the disposition of securities of RDOE; or (vii) any changes in RDOE's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of RDOE. Although RDO Holdings deems it unlikely, it reserves the right to change its plans at any time.

RDOE Financial Projections

        RDOE does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, as part of RDOE's ongoing financial planning process, RDOE prepared financial projections, which are not publicly available, of RDOE's results of operations that were provided to RDOE's management and the RDOE Board, in the ordinary course of business (the "RDOE Projections"). In his capacity as Chairman of the Board and Chief Executive Officer of RDOE, Mr. Offutt received the RDOE Projections. In addition, the RDOE Projections were provided to Houlihan Lokey, the Special Committee's financial advisor, in connection with its evaluation of the fairness of the Offer Price, and the bank from which RDO Holdings is obtaining financing in connection with the Offer.

        The following is a summary of the RDOE Projections.

	Fiscal Year Ended January 31,
	2004	2005	2006	2007
	(in millions, except per share data)
Total revenues	$540.4	$556.3	$573.7	$590.1
Gross profit	98.3	103.4	109.7	113.9
Operating income	13.0	15.2	16.9	18.9
Net income	6.0	7.2	8.4	9.6
Earnings per share	$0.46	$0.55	$0.64	$0.73

        The RDOE Projections have been included in the Offer to Purchase for the limited purpose of giving the RDOE stockholders access to financial projections that were prepared by RDOE management and obtained by Mr. Offutt in his capacity as Chairman of the Board and Chief Executive Officer. Such information was prepared by RDOE management for internal use and not with a view to publication.

        The RDOE Projections were based on assumptions concerning RDOE's capital expenditures, business prospects and other revenue and operating assumptions, including the following:

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  Base line model with no significant acquisitions or divestitures;

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  Approximately 3% annual sales growth;

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  $500,000 less general and administrative costs related to no longer being a public company;

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  Other expenses growing more slowly than revenues (therefore, lower selling, general and administrative expense percentage);

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  $10 million capital withdrawal (related to repayment of indebtedness used to finance going private transaction);

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  Asset turns slightly improving from actual fiscal 2003 levels;

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  Somewhat improving gross margins; and

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  Increased interest rates, based on an improving economy.

        Projected statements of this type are considered forward looking based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in RDOE's filings with the SEC under the Exchange Act. These uncertainties and contingencies are difficult to predict and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the RDOE Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts and are included in this Offer to Purchase only because such information was available to RDO Tender, RDO Holdings and their affiliates and were provided to the Special Committee's financial advisor and the bank from which RDO Holdings is obtaining financing in connection with the Offer. The RDOE Projections do not purport to present results of operations in accordance with generally accepted accounting principles. Neither RDO Tender, RDO Holdings nor any of their affiliates (other than Mr. Offutt) nor RDOE's independent accountants were involved in the development or have audited, examined, compiled, reviewed or applied any agreed upon procedures to this information and, accordingly, are not associated with and assume no responsibility for the accuracy of this information. Neither RDO Tender, RDO Holdings nor any of their affiliates makes any representation as to the accuracy or validity of the foregoing projections. RDOE does not intend to update, revise or correct such projections if they become inaccurate (even in the short term).

Mr. Offutt's Relationships with RDOE

        RDOE and certain of its directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Mr. Offutt and his affiliates. Information regarding these transactions, including the amounts involved, is set forth below.

        Mr. Offutt is RDOE's founder, President, Chairman, Chief Executive Officer and principal stockholder. Mr. Offutt has served as President of RDOE since December 2000, and has served as Chairman and Chief Executive Officer since the formation of RDOE in 1968. Mr. Offutt also serves as

Chief Executive Officer and Chairman of the Board of R.D. Offutt Company ("Offutt Co."), and other entities he owns, controls, or manages (collectively "Offutt Entities") which are engaged in a variety of businesses, such as farming, food processing, auto dealerships, and agricultural financing activities, some of which transact business with RDOE. During fiscal 2003, Mr. Offutt spent approximately one-half of his time on the business of RDOE.

        RDOE historically has engaged, and expects to engage in the future, in business transactions with various Offutt Entities. Mr. Offutt and Allan F. Knoll, Corporate Secretary and Director of RDOE, each serve as officers or directors and have ownership interests in various of the Offutt Entities, including all of the Offutt Entities that have engaged in and will continue to engage in transactions with RDOE, as described below. RDOE has stated that it believes that all of these transactions were made on terms no less favorable to RDOE than could have been obtained from unaffiliated third parties.

        All transactions between RDOE and any of the Offutt Entities or any of RDOE's officers, directors, principal stockholders and their affiliates are approved both by a majority of all members of the RDOE Board and by a majority of the independent and disinterested outside directors, and are on terms believed to be no less favorable to RDOE than could be obtained from unaffiliated third parties.

        RDOE had sales to various Offutt Entities of equipment, trucks and related parts and service totaling $2.3 million in fiscal 2003. At times during fiscal 2003, RDOE leased 21 of its store locations and real estate for a potential dealership site from an Offutt Entity, and leased some of its service vehicles from two separate Offutt Entities. Total rent expense for these leases was $3.6 million in fiscal 2003. These leases have terms expiring at various times from 2003 to 2012. In November 2002, the real estate for a potential dealership site that was being leased from an Offutt Entity was purchased for the original cost of $1.1 million pursuant to RDOE's original commitment.

        RDOE receives corporate support services from various Offutt Entities, including office space for its executive offices, use of conference and meeting facilities, use of an aircraft for RDOE business, administration of RDOE's tax exempt voluntary employee benefit trust, real estate management services, and clerical and legal services. Total charges for such services were $790,000 in fiscal 2003. All such services are provided to RDOE pursuant to a corporate services agreement, which is terminable by RDOE in whole or in part on 30 days' notice, on the same cost basis as in prior years (based on pro rata usage of services or at a fixed charge).

        Ag Capital Company ("Ag Capital"), ACL Company, LLC ("ACL") and Farmers Equipment Rental, Inc. ("FER"), each Offutt Entities, provide financing to RDOE's customers. The total amount of such customer financing outstanding as of January 31, 2003 was $460,000. To facilitate sales to certain customers, RDOE guarantees a portion of the outstanding balances of certain customer notes and lease contracts financed by third parties, including customer financing provided by Ag Capital, ACL and FER. The amount guaranteed by RDOE to Ag Capital, ACL and FER for customer financing was $46,000 as of January 31, 2003.

        In the past, RDOE financed certain of its working capital needs, primarily inventory financing for non-Deere equipment, receivables, fixed assets and acquisitions, through Ag Capital. These financing arrangements were paid off during fiscal 2003. Interest rates for these financing arrangements were based on LIBOR and the prime rate. Total interest paid by RDOE to Ag Capital was $243,000 in fiscal 2003.

        Under an agreement with Deere & Company, Mr. Offutt personally guarantees all RDOE obligations to Deere & Company. Mr. Offutt has the right to terminate his personal guaranty at any time, which would require RDOE to obtain a letter of credit in an amount meeting Deere & Company's then current guidelines from a bank acceptable to Deere & Company. As of January 31, 2003, the required amount of the letter of credit to replace Mr. Offutt's personal guaranty was approximately $14.9 million. RDOE estimates that it would cost approximately $299,000 per year to replace Mr. Offutt's personal guarantee with a letter of credit.

        Christi J. Offutt, Chief Operating Officer and Director of RDOE, is the daughter of Mr. Offutt.

Interests of Certain Persons in the Offer and the Merger

        In considering whether to tender Shares in the Offer, RDOE stockholders should be aware that RDO Tender, RDO Holdings and their affiliates and directors and executive officers of RDOE have interests in the Offer and the Merger that are different from the interests of the RDOE public stockholders generally.

        RDO Holdings will continue to have the opportunity to participate in any future earnings growth of RDOE following the Merger and to benefit from any subsequent increase in the value of RDOE. RDO Holdings may cause RDOE to adopt a phantom stock plan for its employees. However, the decision whether to adopt this plan and if this plan is adopted, what the material terms of the plan would be and which RDOE employees would be given the opportunity to participate have not been decided. RDOE employees who are afforded the opportunity to participate in a phantom stock plan will also have the opportunity to participate in any future earnings growth of RDOE following the Merger and to benefit from any subsequent increase in the value of RDOE.

        Mr. Offutt entered into a Stock Option Agreement, dated February 1, 1994, as amended, with each of Allan F. Knoll, Office of the Chairman and Corporate Secretary of RDOE, and Paul T. Horn, Office of the Chairman and President of RDOE, pursuant to which Mr. Knoll has an option to purchase from Mr. Offutt 608,595 Class A Shares at an exercise price of $3.03 per share and Mr. Horn has an option to purchase from Mr. Offutt 383,005 Class A Shares at an exercise price of $3.03 per share. Each Stock Option Agreement expires on February 1, 2020. Mr. Horn partially exercised his option with respect to 38,300 Class A Shares on December 2, 2002. The transaction was effected directly between Mr. Offutt and Mr. Horn. It is expected that in connection with the transaction, these options will remain outstanding and become options to purchase shares of RDO Holdings held by Mr. Offutt. As a result, Mr. Knoll and Mr. Horn, as potential stockholders of RDO Holdings after the transaction, may have the opportunity to participate in any future earnings growth of RDOE following the Merger and to benefit from any subsequent increase in the value of RDOE.

        Each member of the Special Committee is entitled to payment by RDOE of a meeting fee of $1,000 (except for the chair of the Special Committee, Norman M. Jones, who will receive a meeting fee of $2,000). In addition, RDOE has agreed to reimburse each member of the Special Committee for all out-of-pocket expenses incurred in connection with his service on the Special Committee. Payment of such fees and expenses is not contingent upon the recommendation made by the Special Committee or the consummation of the Offer.

        RDOE has entered into indemnification agreements, which were amended and restated in April 2003, with each of its executive officers and directors pursuant to which RDOE has agreed to indemnify and advance expenses to these individuals to the full extent provided by applicable law and RDOE's certificate of incorporation in connection with any threatened, pending or completed proceeding, including a proceeding by or in the right of RDOE. Mr. Offutt has agreed to personally guarantee all payment obligations of RDOE under these agreements.

Conduct of RDOE's Business if the Offer is Not Completed

        If the Offer is not completed because the Majority of the Minority Condition is not satisfied, or the 90% Condition or any other condition is not satisfied or waived, RDO Tender expects that RDOE's current management will continue to operate the business of RDOE substantially as currently operated. In that event, RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott will re-evaluate the role of RDOE within their overall business strategy. In particular, RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott may consider:

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  proposing that RDO Tender, RDO Holdings and RDOE enter into a merger agreement, which would require the approval of the RDOE Board (which probably would refer the matter to the Special Committee), and a majority vote of Class A Shares on an as-converted basis in favor of the Merger;

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  engaging in open market or privately negotiated purchases of Class A Shares to increase their ownership of the Class A Shares (assuming conversion of the Class B Shares) to at least 90% of the then outstanding Class A Shares (assuming the conversion of the Class B Shares) and then effecting a short-form merger; or

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  keeping outstanding their current interest in RDOE.

        If RDO Tender, RDO Holdings, Mr. Offutt or Mr. and Mrs. Scott were to pursue any of these alternatives, it might take considerably longer for the public stockholders of RDOE to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public stockholders of RDOE that are greater or less than or the same as the Offer Price.

THE OFFER

1.    Terms of the Offer

        Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Offer (including the terms and conditions set forth in "The Offer—Section 11. Certain Conditions of the Offer") and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions"), RDO Tender will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by "The Offer—Section 4. Rights of Withdrawal." The term "Expiration Date" means 5:00 p.m., New York City Time, on Monday, June 2, 2003, unless and until RDO Tender extends the period for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended by RDO Tender, will expire. The period until 5:00 p.m., New York City Time, on Monday, June 2, 2003, as such period may be extended, is referred to as the "Offering Period."

        Subject to the applicable rules and regulations of the SEC, RDO Tender expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "The Offer—Section 4. Rights of Withdrawal."

        Subject to the applicable regulations of the SEC, RDO Tender also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date:

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  to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in "The Offer—Section 11. Certain Conditions of the Offer;" and

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  to waive any condition and to set forth or change any other term and condition of the Offer prior to the Expiration Date except that it may not waive the Majority of the Minority Condition, see "The Offer—Section 11. Certain Conditions of the Offer;"

in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If RDO Tender accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment. If there is a Subsequent Offering Period (as defined herein), all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof (and may not be withdrawn during the Subsequent Offering Period) and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for on a rolling basis as they are tendered. RDO Tender confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. Any such announcement in the case of an extension will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which RDO Tender may choose to make any public announcement, RDO Tender will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        If during the Offering Period, RDO Tender, in its sole discretion, decreases the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer.

        If at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such 10 business day period. RDO Tender confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, RDO Tender will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the offer and that waiver of a material condition is a material change in the terms of the offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. If RDO Tender decides to waive the 90% Condition, it will keep the Offer open for a minimum of five business days from the date such waiver is first published or sent or given to RDOE stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

        RDO Tender may elect, in its sole discretion, to provide a subsequent offering period of three to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Any Shares tendered during a Subsequent Offering Period would also receive the Offer Price. If RDO Tender decides to provide for a Subsequent Offering Period, RDO Tender will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof (and may not be withdrawn during the Subsequent Offering Period) and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for on a rolling basis as they are tendered. If RDO Tender elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary and making an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date of the Subsequent Offering Period. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See "The Offer—Section 4. Rights of Withdrawal."

        RDO Tender has obtained RDOE's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the Offer Conditions (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), RDO Tender will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof (and may not be withdrawn during the Subsequent Offering Period) and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for on a rolling basis as they are tendered. Subject to applicable rules of the SEC, RDO Tender expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See "The Offer—Section 11. Certain Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

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  certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

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  a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

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  any other required documents.

        For purposes of the Offer, RDO Tender will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when RDO Tender gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from RDO Tender and transmitting such payments to the tendering stockholders. Under no circumstance will interest on the purchase price for tendered Shares be paid, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "The Offer—Section 3. Procedure for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

        RDO Tender reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve RDO Tender of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.    Procedure for Tendering Shares

        Valid Tender.    To tender Shares pursuant to the Offer,

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  a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

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  the Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal) prior to the Expiration Date; or

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  the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

        The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that RDO Tender may enforce such agreement against the participant.

        Book-Entry Delivery.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by RDO Tender, proper evidence satisfactory to RDO Tender of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by RDO Tender, is received by the Depositary, as provided below, prior to the Expiration Date; and

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  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that the stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will RDO Tender pay interest on the purchase price of the tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

        Tender Constitutes an Agreement.    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and RDO Tender upon the terms and subject to the conditions of the Offer.

        Appointment of Proxies.    By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of RDO Tender as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by RDO Tender (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, RDO Tender deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). RDO Tender's designees will be empowered, with respect to the Shares for which the appointment is effective, to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of RDOE, by written consent in lieu of any such meeting or otherwise. RDO Tender reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon RDO Tender's payment for such Shares, RDO Tender must be able to exercise full voting rights with respect to such Shares.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by RDO Tender in its sole discretion, which determination will be final and binding. RDO Tender reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of RDO Tender's counsel, be unlawful. RDO Tender also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of RDO Tender. None of RDO Tender, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. RDO Tender's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

        Backup Federal Income Tax Withholding.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct social security or other taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the stockholder is not subject to backup withholding. If a stockholder does not provide the stockholder's correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding of U.S. federal income tax at a rate of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All stockholders who are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to RDO Tender and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.    Rights of Withdrawal

        Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by RDO Tender pursuant to the Offer, also may be withdrawn at any time after June 27, 2003. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in "The Offer—Section 3. Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn also must be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by RDO Tender, in its sole discretion, which determination shall be final and binding. Neither RDO Tender, RDO Holdings, their affiliates, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

        Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered by following one of the procedures described in "The Offer—Section 3. Procedure for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

        If RDO Tender extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to RDO Tender's rights under the Offer, the Depositary, on behalf of RDO Tender, nevertheless may retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5.    Material U.S. Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time. The following statements and conclusions, therefore, could be altered or modified.

        The discussion does not consider holders of Shares:

  •
  in whose hands Shares are not capital assets;

  •
  who hold Shares as part of a hedge, "straddle," constructive sale or conversion or other risk reduction arrangement;

  •
  who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation or who hold restricted Shares received as compensation; or

  •
  who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons).

        Furthermore, the discussion does not consider the tax treatment of holders who exercise appraisal rights in the Merger, nor does it cover any aspect of state, local or foreign taxation or estate and gift taxation.

        The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of RDOE. Because individual circumstances may differ, each stockholder should consult the stockholder's own tax advisor to determine the applicability of the rules discussed below to the stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign and other income tax laws. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

        Payments in connection with the Offer or the Merger may be subject to "backup withholding" of U.S. federal income tax at a 30% rate. Backup withholding generally applies if a stockholder (a) fails to furnish the stockholder's TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on the stockholder's United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is the stockholder's correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult the stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

        The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and stockholders who are not

United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

6.    Price Range of Shares; Dividends

        The Class A Shares are listed and principally traded on the New York Stock Exchange under the symbol "RDO". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Class A Shares on the New York Stock Exchange based upon public sources:

	Sales Price
	High	Low
Fiscal Year Ended January 31, 2002
First Quarter	$4.05	$2.80
Second Quarter	3.45	3.05
Third Quarter	3.50	1.92
Fourth Quarter	3.67	2.30
Fiscal Year Ended January 31, 2003
First Quarter	4.73	3.52
Second Quarter	6.10	4.25
Third Quarter	5.23	3.90
Fourth Quarter	5.18	3.96
Fiscal Year Ended January 31, 2004
First Quarter through April 23, 2003	5.72	4.95

        On December 16, 2002, the last full trading day prior to the public announcement that evening of Mr. Offutt's intention to commence a tender offer at an offer price between $5.22 and $5.66, the closing sale price of the Class A Shares reported on the New York Stock Exchange was $4.32 per share. On March 7, 2003, the last full trading day prior to the public announcement of Mr. Offutt's intention to commence a tender offer at an offer price of $6.01, the closing sale price of the Class A Shares reported on the New York Stock Exchange was $5.00 per share. On April 23, 2003, the last trading day prior to the printing of this offer to purchase, the closing sale price of the Class A Shares reported on the New York Stock Exchange was $5.72. Stockholders are urged to obtain a current market quotation for the Class A Shares.

        As of March 31, 2003, there were 5,179,808 Class A Shares outstanding and 7,450,492 Class B Shares outstanding. RDOE has not paid any dividends within the last two years according to RDOE's Annual Report on Form 10-K for the fiscal year ended January 31, 2003. Neither RDO Tender, RDO Holdings, Mr. Offutt or Mr. and Mrs. Scott are aware of any restrictions on RDOE's current or future ability to pay dividends, other than financial covenants in certain agreements that may limit RDOE's ability to pay dividends.

7.    Certain Information Concerning RDOE

        The information concerning RDOE contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC, other public sources and RDOE. Although RDO Tender, RDO Holdings, Mr. Offutt, Mr. and Mrs. Scott and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, RDO Tender, RDO Holdings, Mr. Offutt, Mr. and Mrs. Scott and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by RDOE to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to RDO Tender, RDO Holdings, Mr. Offutt, Mr. and Mrs. Scott or the Information Agent.

Notwithstanding the foregoing, Mr. Offutt, who is Chairman of the Board and Chief Executive Officer of RDOE, does not disclaim any responsibility for the accuracy or completeness of the information contained in reports RDOE has filed with the SEC.

        General.    RDOE is a Delaware corporation with its principal executive offices located at 2829 South University Drive, Fargo, North Dakota 58103. Its telephone number is (701) 297-4288. RDOE has described its business as follows:

        RDOE specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation and warehousing industries, as well as to public service entities, government agencies and utilities. At the end of third fiscal quarter of 2003, RDOE operated 45 retail stores in nine states—Arizona, California, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Texas and Washington. Its stores include one of the largest networks of Deere & Company construction equipment dealerships and agricultural equipment dealerships in North America.

        Available Information.    RDOE is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning RDOE's directors and executive officers, their remuneration, stock options granted to them, the principal holders of RDOE's securities, any material interests of such persons in transactions with RDOE and other matters is required to be disclosed in proxy statements distributed to RDOE's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

        Financial Information.    The following table sets forth summary historical consolidated financial data for RDOE as of and for each of the fiscal years ended January 31, 2003, January 31, 2002 and January 31, 2001.

        This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in RDOE's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by RDOE with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "—Available Information."

	Fiscal Years Ended January 31,
	2003	2002	2001
	(in thousands of dollars, except per share amounts)
Income Statement Data:
Net sales	$534,464	$549,920	$680,378
Cost of sales	440,660	456,697	581,583
Selling, general and administrative expenses	87,558	91,321	106,918
Net earnings (loss)	3,007	(2,430)	(18,562)
Basic and diluted net earnings (loss) per share	$0.23	$(0.18)	$(1.41)
	January 31,
	2003	2002	2001
Balance Sheet Data:
Current assets	$152,994	$176,259	$258,080
Total assets	202,666	216,594	305,988
Current liabilities	108,468	127,355	208,238
Total liabilities	113,608	128,737	214,586
Total stockholders' equity	89,058	87,587	90,713
Other Data:
Average shares of common stock outstanding	12,802	13,160	13,182

        RDOE historically has not reported a ratio of earnings to fixed charges or book value per share.

        Intent to Tender.    After making reasonable inquiry, to the knowledge of RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott all of the executive officers, directors and affiliates of RDOE intend to tender their Shares in the Offer.

        Recommendation of the Special Committee.    The Special Committee has unanimously determined that the Offer is fair to the RDOE stockholders being asked to tender their Shares and recommends that such RDOE stockholders accept the Offer and tender their Shares in the Offer. The Special Committee's recommendation is contained in the Solicitation/Recommendation Statement on Schedule 14D-9, which was filed by RDOE with the SEC in connection with the Offer and which is being furnished to stockholders concurrently with this Offer to Purchase. The Schedule 14D-9 contains important information and may include certain material non-public information that RDOE believes is necessary for stockholders to make a decision with respect to the Offer. Stockholders should carefully read the Schedule 14D-9.

8.    Certain Information Concerning RDO Tender, RDO Holdings and their Affiliates

        General.    RDO Tender is a Delaware corporation formed to purchase the Shares in the Offer. RDO Tender is a wholly owned subsidiary of RDO Holdings, which is owned by Mr. Offutt and Mr. and Mrs. Scott. The principal executive offices of RDO Tender are located at 2829 South University Drive, Fargo, North Dakota, 58103. Its telephone number is (701) 239-8700. RDO Tender has carried on no business other than in connection with the Offer.

        RDO Holdings, the parent company of RDO Tender, is incorporated under the laws of the State of North Dakota and its principal executive offices are located at 2829 South University Drive, Fargo, North Dakota, 58103. Its telephone number is (701) 239-8700. RDO Holdings is owned and operated by Mr. Offutt, the Chairman of the Board of Directors, Chief Executive Officer and majority stockholder of RDO Equipment Co, and Mr. and Mrs. Scott. RDO Holdings has carried on no business other than in connection with the Offer.

        Mr. Offutt is the Chairman of the Board of Directors, Chief Executive Officer and majority stockholder of RDOE and therefore is considered an "affiliate" of RDOE. Mr. Offutt's business address is 2829 South University Drive, Fargo, North Dakota, 58103. His telephone number is (701) 239-8700. Mr. Offutt beneficially owns 8,125,884 Class A Shares, including 160,000 Class A Shares issuable upon the exercise of outstanding options (30,000 Class A Shares which will be issued upon Mr. Offutt's exercise immediately prior to the closing of the Offer of his vested, in-the-money options) and 7,450,492 Class A Shares issuable upon the conversion of Class B Shares, as shown in Schedule B to this Offer to Purchase. In addition, Mr. Offutt's spouse owns 12,903 Class A Shares, of which shares Mr. Offutt disclaims beneficial ownership.

        Betty Lou Scott is Mr. Offutt's sister and Larry Scott is Betty Lou Scott's spouse. Both Mr. and Mrs. Scott are U.S. citizens. Mr. Scott has been employed by RDOE for over 25 years and is recently involved in special projects. Prior to assuming this position, Mr. Scott served as Senior Vice President for the SW Construction Region of RDOE. Mrs. Scott is not employed outside the home. The business address of Mr. Scott is 2829 South University Drive, Fargo, North Dakota, 58103. His telephone number is (701) 239-8700. Mr. and Mrs. Scott beneficially own an aggregate of 313,561 Class A Shares.

        Neither RDO Tender, RDO Holdings, Mr. Offutt nor Mr. or Mrs. Scott has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        Neither RDO Tender, RDO Holdings, Mr. Offutt nor Mr. or Mrs. Scott has made any arrangements in connection with the Offer to provide holders of Shares access to corporate files or to obtain counsel or appraisal services at their expense. For discussion of appraisal rights, see "The Offer—Section 9. Merger; Appraisal Rights; Rule 13e-3."

        The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years, of each of the directors and executive officers of RDO Tender and RDO Holdings are set forth in Schedule A to this Offer to Purchase.

        Mr. Offutt entered into a Stock Option Agreement, dated February 1, 1994, as amended, with each of Allan F. Knoll, Office of the Chairman and Corporate Secretary of RDOE, and Paul T. Horn, Office of the Chairman and President of RDOE, pursuant to which Mr. Knoll has an option to purchase from Mr. Offutt 608,595 Class A Shares at an exercise price of $3.03 per share and Mr. Horn has an option to purchase from Mr. Offutt 383,005 Class A Shares at an exercise price of $3.03 per share. Each Stock Option Agreement expires on February 1, 2020. Mr. Horn partially exercised his option with respect to 38,300 Class A Shares on December 2, 2002. The transaction was effected directly between Mr. Offutt and Mr. Horn. It is expected that in connection with the transaction, these options will remain outstanding and become options to purchase shares of RDO Holdings held by Mr. Offutt.

        Mr. Offutt has pledged 2,800,000 of his Class B Shares of RDOE to Alerus Financial. Upon Mr. Offutt's transfer of these shares to RDO Holdings, the agreement evidencing this pledge will be amended to become a pledge by Mr. Offutt to Alerus Financial of the same number of shares of common stock of RDO Holdings.

        RDO Tender, RDO Holdings and Mr. Offutt and Mr. and Mrs. Scott have entered into an agreement to facilitate pursuant to which they have agreed to perform, or to take all actions necessary to ensure the performance of, certain actions, including contribution of their RDOE Class A Shares and Class B Shares to RDO Holdings and RDO Holdings contribution of these shares to RDO Tender. They also agreed, among other things, not to make any sales, gifts, transfers, pledges or other dispositions of their RDOE shares and to irrevocably appoint Mr. Offutt as proxy for and on behalf of them to perform the actions contemplated by the agreement.

        Neither RDO Tender, RDO Holdings, Mr. Offutt nor Mr. and Mrs. Scott, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott or any of their executive officers or directors, or RDOE or any pension, profit sharing or similar plan of RDOE or its affiliates has effectuated any transactions in the Class A Shares in the past 60 days. In the past two years, neither Mr. Offutt nor Mr. and Mrs. Scott has acquired any securities of RDOE. If all conditions to the Offer are met or waived, immediately prior to the closing of the tender offer, Mr. Offutt and Mr. and Mrs. Scott will transfer all of their outstanding Class A Shares of RDOE to RDO Holdings and Mr. Offutt, who owns all of the outstanding Class B Shares of RDOE, will transfer all of his Class B Shares to RDO Holdings. RDO Holdings will then transfer such shares to RDO Tender. Upon Mr. Offutt's transfer of his Class B Shares, these shares will automatically convert into Class A Shares.

        Except as set forth under "Special Factors," there have been no negotiations, transactions or material contacts during the past two years between RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and RDOE or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of any class of RDOE's securities, an election of RDOE's directors, or a sale or other transfer of a material amount of assets of RDOE nor to the best knowledge of RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott have there been any negotiations or material contacts concerning these matters between (i) any affiliates of RDOE or (ii) RDOE or any of its affiliates and any person not affiliated with RDOE who would have a direct interest in such matters. Except as set forth in this section or under "Mr. Offutt's Relationships with RDOE," there have been no transactions during the past two years between RDO Tender, RDO Holdings, Mr. Offutt or Mr. and Mrs. Scott, on the one hand, and RDOE or any executive officer, director or affiliate of RDOE, on the other hand.

        Intent To Tender.    After making reasonable inquiry, to the knowledge of RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott, all of the executive officers, directors and affiliates of RDO Holdings and RDO Tender intend to tender their Shares in the Offer.

        Forward-Looking Disclaimer.    Statements RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements. Although RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be realized. Forward-looking statements involve known and unknown risks which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the expectations of RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott include the risks described in RDOE's reports filed from time to time with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended January 31, 2003.

9.    Merger; Appraisal Rights; Rule 13e-3

        Merger.    If the Offer is successful and RDO Tender acquires Class A Shares constituting at least 90% of the outstanding Class A Shares (assuming the conversion of the Class B Shares), RDO Tender will consummate a "short-form" merger pursuant to Section 253 of the DGCL. Section 253 of the DGCL provides that if RDO Tender owns at least 90% of the outstanding Class A Shares (assuming the conversion of the Class B Shares), RDO Tender may merge into RDOE by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of RDO Tender's Board of Directors to so merge

(including a statement of the terms and conditions of the merger and the consideration to be paid by RDO Tender upon surrender of Class A Shares not owned by RDO Tender) and the date of its adoption. Under Section 253 of the DGCL, such a merger of RDO Tender with and into RDOE would not require the approval or any other action on the part of the RDOE Board or the RDOE stockholders. The Merger is currently expected to occur as soon as possible after completion of the Offer.

        The Offer does not constitute a solicitation of proxies or consents. Any such solicitation which RDO Tender, RDO Holdings, Mr. Offutt or Mr. and Mrs. Scott might make will be made pursuant to separate proxy or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

        Appraisal Rights in the Merger.    Appraisal rights cannot be exercised at this time. The information set forth below is for informational purposes only with respect to alternatives available to the RDOE stockholders if the Merger is undertaken. If stockholders actually are entitled to appraisal rights in connection with the Merger, they will receive additional information concerning the appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto.

        Stockholders who sell Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the Offer Price.

        No appraisal rights are available in connection with the Offer. If the Merger is undertaken, however, record stockholders of RDOE who have not tendered their Shares will have certain rights under the DGCL to an appraisal of, and to receive payment in cash for the fair value of, their Shares. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the surviving corporation. In addition, such stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their appraisal Shares.

        Under Section 262, if the Merger is submitted to the RDOE stockholders at a meeting thereof, RDOE must, not less than 20 days prior to the meeting held for the purpose of obtaining stockholder approval of the Merger, notify each of the RDOE stockholders entitled to appraisal rights that such rights are available, and must include in such notice a copy of Section 262. If the Merger is accomplished pursuant to Section 228 or Section 253 of the DGCL, RDOE, either before the effective date of the Merger or within ten days thereafter, must notify each of the stockholders entitled to appraisal rights of the effective date and that appraisal rights are available, and must include in such notice a copy of Section 262.

        A holder of Shares wishing to exercise such holder's appraisal rights will be required to deliver to RDOE before the taking of a vote on the Merger or within 20 days after the date of mailing the notice described in the preceding paragraph, as the case may be, a written demand for appraisal of such holder's Shares. A holder of Shares wishing to exercise such holder's appraisal rights must be the record holder of such Shares on the date the written demand for appraisal (as described below) is made and must continue to hold such Shares of record through the effective time of the Merger. Accordingly, a holder of Shares who is the record holder of Shares on the date the written demand for appraisal is made (if such demand is made prior to the effectiveness of the Merger), but who thereafter transfers such Shares prior to the consummation of the Merger, will lose any right to appraisal in respect of such Shares. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform RDOE of the identity of the stockholder of record and that such stockholder intends thereby to demand an appraisal of the Shares.

        A person having a beneficial interest in the Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect appraisal rights. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as trustee, guardian or custodian), depository or other nominee, the demand will have to be executed by or for the record holder. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand will have to be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identified the record owner and expressly discloses the fact that, in making the demand, the agent is acting as agent for the record owner. If a stockholder owns Shares through a broker who in turn holds the Shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such Shares will have to be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        A record holder, such as a broker, fiduciary, depository or other nominee, who holds Shares as a nominee for others, will be able to exercise appraisal rights with respect to the Shares held for all or less than all of the beneficial owners of those Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares standing in the name of such record owner.

        Within 120 days after the effective time of the Merger, but not thereafter, RDOE or any stockholder who has complied with the statutory requirements summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares. There is no present intention on the part of RDO Tender to file an appraisal petition and stockholders who seek to exercise appraisal rights should not assume that RDO Tender will file such a petition or that RDO Tender will initiate any negotiations with respect to the fair value of such Shares. Accordingly, it will be the obligation of the stockholders seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. Within 120 days after the effective date of the Merger, any stockholder who has theretofore complied with the provisions of Section 262 will be entitled, upon written request, to receive from RDO Tender a written statement setting forth the aggregate number of Shares not voting in favor of the Merger and with respect to which demands for appraisal were received by RDO Tender and the number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by RDO Tender.

        If a petition for appraisal is timely filed, after hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In Weinberger v. UOP, Inc. the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding and that "(f)air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which may throw any light on the future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the Merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a "narrow exclusion (that) does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from the accomplishment or expectation of the merger. In Weinberger, the

Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are not known or susceptible of proof as of the date of the merger and not the product of speculation may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may not be a stockholder's exclusive remedy in connection with transactions such as a merger. Stockholders should recognize that the fair value of Shares determined in an appraisal proceeding could be less than, the same as or more than the Merger consideration. In addition, although RDO Tender believes that the Merger consideration is fair, it reserves the right to assert in any appraisal proceeding that, for purposes of Section 262, the fair value of the Shares is less than the Merger consideration.

        The costs of the proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys' fees or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order all or a portion of the expenses incurred by any stockholder including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Shares entitled to appraisal.

        Any holder of Shares who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the Merger, be entitled to vote the Shares subject to such demand for any purpose or to receive payment of dividends or other distributions on those Shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective time of the Merger).

        At any time within 60 days after the effective time of the Merger, any stockholder will have the right to withdraw its demand for appraisal and to accept the Merger consideration. After this period, the stockholder may withdraw its demand for appraisal only with the consent of RDO Tender. If any stockholder who properly demands appraisal of such holder's Shares under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to RDOE a written withdrawal of such stockholder's demand for appraisal.

        If stockholders are entitled to appraisal rights, the preservation and exercise of appraisal rights are conditioned upon strict adherence to the applicable provisions of the DGCL. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Schedule C to this Offer to Purchase.

        Rule 13e-3.    Because Mr. Offutt is an affiliate of RDOE, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott have provided such information in this Offer to Purchase.

10.    Source and Amount of Funds

        RDO Holdings estimates that the total amount of funds required to purchase all of the outstanding Shares in the Offer, other than those already beneficially owned by RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott, and to pay related fees and expenses will be approximately $28.0 million.

        RDO Tender intends to obtain these funds from a capital contribution from RDO Holdings. RDO Holdings intends to obtain these funds through two loans from State Bank of Fargo. RDO Holdings has entered into two loan agreements dated as of April 24, 2003 with State Bank of Fargo in which the bank has committed to lend RDO Holdings up to $20.0 million in a seven-year term loan and up to $10.0 million in a 120-day term loan. The notes evidencing these loans will bear interest at a rate equal to prime plus 0.125% per annum. Principal payments and accrued interest in the sum of approximately $870,844 will be due quarterly beginning on October 24, 2003 for the $20.0 million note and all principal and accrued interest will be due and payable on August 24, 2003 for the $10.0 million note. The outstanding principal balance on either of the notes may be prepaid at anytime in whole or in part without penalty. The loan agreements covering both notes are subject to customary representations and warranties, covenants and events of default. Material conditions to the bank's obligation to fund the loans include the representations and warranties being true and correct at the time of funding and the nonexistence at such time of a condition that would constitute an event of default under either of the notes. Both notes will be secured by a lien on RDO Holdings' ownership interest in RDO Tender, Mr. Offutt's ownership interest in RDO Holdings and the ownership interest of RDO Tender, RDO Holdings and Mr. Offutt in RDOE (other than 2.8 million Class B Shares that Mr. Offutt has previously pledged). In addition, RDO Tender and Mr. Offutt will guarantee the loans.

        RDO Holdings intends to repay the money borrowed to finance the Offer and the Merger from cash from operations of RDOE. No alternative plans for financing the Offer and the Merger have been made by RDO Tender. The Offer is not conditioned upon RDO Holdings obtaining any financing.

11.    Certain Conditions of the Offer

        Notwithstanding any other provision of the Offer, RDO Tender will not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for at the expiration of the Offering Period if either of the following two conditions has not been satisfied:

  •
  The "90% Condition," which requires that there be validly tendered and not withdrawn prior to the Expiration Date at least that number of Shares that would, when aggregated with the Class A Shares owned directly or indirectly by RDO Holdings, represent at least 90% of all Class A Shares then outstanding; and

  •
  The "Majority of the Minority Condition," which requires that there be validly tendered and not withdrawn prior to the Expiration Date at least that number of Shares that represent at least a majority of the total number of Class A Shares outstanding on the date Shares are accepted for payment that are not owned by RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the Special Committee formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE.

        In addition, RDO Tender will not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if at or at or prior to the time of the expiration of the Offer:

  (a)
  any necessary approval, permit, authorization or consent of any Governmental Authority (as defined below) has not been obtained (although RDO Tender is unaware of any such approval, permit, authorization or consent that needs to be obtained in connection with the Offer); or

  (b)
  any consent from a third party has not been obtained, if the failure to obtain that consent would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects (a "Material Adverse Effect") of RDOE (although

    RDO Tender is unaware of any such consent that needs to be obtained in connection with the Offer that has not already been obtained by RDO Tender); or

  (c)
  any action has been taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any Governmental Authority, that would reasonably be expected to, directly or indirectly:

  (i)
  make illegal or otherwise prohibit consummation of the Offer;

  (ii)
  prohibit or materially limit the ownership or operation by RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott of all or any material portion of the business or assets of RDOE or compel RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott to dispose of or hold separately all or any material portion of the business or assets of either RDO Holdings or RDO Tender or of RDOE, or seek to impose any material limitation on the ability of RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott to conduct its business or own such assets, in any such case which would reasonably be expected to have a Material Adverse Effect on RDO Tender, RDO Holdings, Mr. Offutt, Mr. and Mrs. Scott or RDOE, as the case may be;

  (iii)
  impose material limitations on the ability of RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott to effectively acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired by RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott pursuant to the Offer on all matters properly presented to RDOE's stockholders;

  (iv)
  require divestiture by RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott of any Shares; or

  (v)
  result in a Material Adverse Effect on RDOE.

  (d)
  there is instituted or pending any action or proceeding by any Governmental Authority that would reasonably be expected to result in, any of the consequences referred to in paragraph (c) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in paragraph (c) above;

  (e)
  there has occurred after the date of this Offer to Purchase an event, change, occurrence or development of a state of facts or circumstances not caused by or within the control of, or prior to the date of this Offer to Purchase known by, RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott, or any of their affiliates, having, or which would reasonably be expected to have, a Material Adverse Effect on RDOE;

  (f)
  it has been publicly disclosed or RDO Tender has otherwise learned that a tender or exchange offer for 10% or more of the outstanding Class A Shares has been commenced or publicly proposed to be made by another Person (as defined below), including RDOE or its affiliates;

  (g)
  (i) the RDOE Board or any committee thereof has disapproved or recommended against the offer or approved or recommended any acquisition or proposal for the acquisition of Class A Shares other than the Offer; (ii) any person or group has entered into a definitive agreement or an agreement in principle with RDOE with respect to a proposal for the acquisition of Class A Shares other than the Offer, or (iii) the RDOE Board or any committee thereof has resolved to do any of the foregoing; or

  (h)
  there has occurred and continues to exist as of the expiration or proposed termination of the Offer (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or The Nasdaq National Market for a period in excess of 24 hours

    (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments, whether or not mandatory, in respect of banks in the United States, (iii) the commencement of a war, declared or undeclared, or other international or national calamity directly or indirectly involving the United States, (iv) any limitation, whether or not mandatory, by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect on either RDO Tender, RDO Holdings, Mr. Offutt or Mr. or Mrs. Scott and on the extension of credit by banks or other financial institutions, (v) from the date the offer is initiated through the Expiration Date, a decline of at least 25% in the Dow Jones Industrial Average or the Standard & Poor's 500 Index for any one week period, or (vi) in the case of any of the foregoing, existing at the date the Offer is initiated, a material acceleration or worsening thereof not reasonably anticipated as of the date of this Offer to Purchase.

        The foregoing conditions are for the sole benefit of RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott and may be asserted by RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott regardless of the circumstances, or may be waived by RDO Tender, RDO Holdings, Mr. and Mrs. Scott or Mr. Offutt, in whole or in part, at any time and from time to time on or before the Expiration Date, in the sole and absolute discretion of RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott. The determination as to whether any condition has occurred will be in the sole and reasonable judgment of RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott and will be final and binding on all parties. The failure by RDO Tender, RDO Holdings, Mr. Offutt or Mr. and Mrs. Scott at any time to exercise any of the foregoing rights will not waive any such right and each such right will be an ongoing right that may be asserted at any time and from time to time on or before the Expiration Date.

        In no event, will RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott purchase Shares in the Offer unless the Majority of the Minority Condition has been satisfied. The Majority of the Minority Condition will not be waived.

        As used herein, the term "Applicable Law" means any domestic or foreign law, rule or regulation, order, writ, judgment, injunction, decree, determination or award.

        As used herein, the term "Governmental Authority" means any nation or government or multinational body, any state, agency, commission or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government.

        As used herein, the term "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

        RDO Tender will make, or cause to be made, a public announcement of a material change in, or waiver of, such conditions, and the Offer, in certain circumstances, may be extended in connection with any such change or waiver. All Offer conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

12.    Dividends and Distributions

        If on or after the date hereof RDOE (i) splits, combines or otherwise changes the Class A Shares or its capitalization, (ii) acquires currently outstanding Class A Shares or otherwise causes a reduction in the number of outstanding Class A Shares or (iii) issues or sells additional Class A Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Class A Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, RDO Tender, in its sole discretion and subject to the provisions of "The Offer—Section 11. Certain Conditions of the Offer," may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including the number or type of securities offered to be purchased.

        If on or after the date hereof RDOE declares or pays any cash dividend on the Class A Shares or other distribution on the Class A Shares, or issues with respect to the Class A Shares any additional Class A Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to RDO Tender or its nominee or transferee on RDOE's stock transfer records:

  •
  subject to the provisions of "The Offer—Section 11. Certain Conditions of the Offer," then RDO Tender, in its sole discretion, may reduce the Offer Price and other terms of the Offer by the amount of any such cash dividend or cash distribution and

  •
  the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders (a) will be received and held by the tendering stockholders for the account of RDO Tender and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of RDO Tender, accompanied by appropriate documentation of transfer, or (b) at the direction of RDO Tender, will be exercised for the benefit of RDO Tender, in which case the proceeds of such exercise will promptly be remitted to RDO Tender. Pending such remittance and subject to applicable law, RDO Tender will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by RDO Tender in its sole discretion.

13.    Certain Legal Matters

        General.    Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to RDOE, RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott are not aware of any licenses or other regulatory permits that appear to be material to the business of RDOE and that might be adversely affected by the acquisition of Shares by RDO Tender pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by RDO Tender pursuant to the Offer. Should any such approval or other action be required, RDO Tender currently contemplates that such approval or action would be sought or taken. RDO Tender does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions, or that adverse consequences would not result to RDOE's or RDO Tender's business or that certain parts of RDOE's or RDO Tender's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken. Any of these developments could cause RDO Tender to elect to terminate the Offer without the purchase of the Shares thereunder. RDO Tender's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer—Section 11. Certain Conditions of the Offer."

        Antitrust Compliance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements and the Offer is not a reportable transaction under the HSR Act.

        Section 203 of the DGCL.    In general, Section 203 of the DGCL is an anti-takeover statute that prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder unless certain conditions, such as approval from the board of directors or owning at least 85% of the voting stock of the corporation prior to the Business Combination, are met. RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott believe that the Section 203 restrictions do not apply to the Offer or the Merger because Mr. Offutt has been an interested stockholder for more than three years and will retain beneficial ownership of his RDOE shares through ownership of RDO Holdings, which will own RDO Tender. Mr. and Mrs. Scott will not be deemed interested stockholders as a result of the Offer.

        State Takeover Laws.    A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. In Edgar v. Mite Corporation, the Supreme Court of the United States held in 1982 that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In 1987, however, in CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal place of business therein. RDO Tender has not attempted to comply with any state takeover statutes in connection with the Offer. RDO Tender reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this offer to purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, RDO Tender may be required to file certain documents with, or receive approvals from, the relevant state authorities, and RDO Tender might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, RDO Tender may not be obligated to accept for purchase, or pay for, any Shares tendered. See "The Offer—Section 11. Certain Conditions of the Offer."

        Outstanding Litigation Relating to the Offer.    On March 31, 2003, a stockholder of RDOE filed a complaint in the Delaware Court of Chancery purporting to commence a class action lawsuit on behalf of the public stockholders of RDOE against RDOE, Mr. Offutt and each of the individual directors of RDOE. The complaint was encaptioned as SRZ Trading, LLC v. RDO Equipment Co., et al (C.A. No. 20214-NC). In general, the complaint alleges, among other things: (1) breaches of fiduciary duty to the RDOE stockholders in connection with the Offer and the Merger; (2) inadequate disclosure to minority stockholders of RDOE; and (3) that the consideration offered is inadequate. Among other remedies, the complaint seeks to enjoin the Offer and the Merger or, alternatively, damages in an unspecified amount and rescission in the event the Offer and the Merger occur. RDOE and the directors of RDOE filed their answer to the complaint on April 21, 2003 denying the allegations made in the complaint. The defendants have stated that they believe the complaint is without merit and intend to vigorously defend their position.

14.    Certain Effects of the Offer

        Benefits and Detriments of the Offer and Merger to RDOE and Unaffiliated RDOE Stockholders.    RDO Tender, RDO Holdings and their affiliates believe that the Offer and Merger will have the following benefits to RDOE:

  •
  by becoming a private company (which will occur as a result of the Offer and Merger), the operating flexibility of RDOE will be increased by enabling RDOE's management to react with greater speed and flexibility to changing conditions and opportunities and to make decisions based on RDOE's long-range business interests without having to consider the possible adverse short-term effect of such decisions upon the market price of the Class A Shares and the interests of RDOE's public stockholders; and

  •
  by reverting to private ownership, the overall operational and administrative costs arising from and in connection with RDOE's status as a reporting public company will be reduced.

        RDO Tender, RDO Holdings and their affiliates believe the detriments to RDOE of the Offer and Merger are:

  •
  RDOE will be unable to use publicly traded securities as acquisition capital; and

  •
  RDOE will be unable to grant options to its employees to purchase publicly traded securities.

        Benefits and Detriments of the Offer and Merger to RDOE's Stockholders.    RDO Tender, RDO Holdings and their affiliates believe that the Offer and Merger will result in the following benefits to you:

  •
  it will allow you to immediately realize the value of your investment in RDOE in cash at a price which represents a significant premium to the market price for the Class A Shares before the public announcement of Mr. Offutt's interest in acquiring all of the outstanding Class A Shares, other than Class A Shares owned or controlled by him and his affiliates.

  •
  The $6.01 per Share cash consideration payable in the Offer and the Merger represents a premium of approximately 39.1% over the $4.32 closing sale price per Share on December 16, 2002, the last trading day prior to the public announcement that evening of Mr. Offutt's proposal to acquire the remaining equity interest in RDOE. The Offer Price represents a 16.7% premium over the $5.15 closing sale price on the trading day occurring three months prior to December 16, 2002 and a 140.4% premium over the $2.50 closing sale price on the trading day occurring one year prior to December 16, 2002.

  •
  RDO Tender, RDO Holdings and their affiliates believe that the trading price of the Class A Shares has not performed well historically and may not perform well in the future due, in part, to its limited public float, limited trading volume and limited analysts' coverage. The purchase of RDOE by RDO Tender, RDO Holdings and their affiliates would eliminate the exposure of the RDOE stockholders to any future or continued declines in the price of the Class A Shares.

        RDO Tender, RDO Holdings and their affiliates believe the detriments to you of the Offer and Merger are:

  •
  you will cease to have any ownership in RDOE and will cease to participate in RDOE's future earnings or growth, if any, or benefit from increases, if any, in RDOE's value; and

  •
  you may recognize a taxable gain as a result of the Offer and Merger.

        RDO Tender, RDO Holdings and their affiliates will have the opportunity to participate in RDOE's future earnings and growth, but they will bear the risk of any decrease in the value, or increase in the leverage, of RDOE. If the Offer and the Merger are completed, RDO Holdings will own a 100% interest in the net book value and net earnings of RDOE and will benefit from any future increase in the value of RDOE. Similarly, RDO Holdings will bear the risk of any decrease in the value of RDOE, and you will not face the risk of a decline in the value of RDOE. Upon the completion of the Merger, RDO Holdings' beneficial interest in RDOE's net book value, which was $89,058,000 as of January 31, 2003, and net income, which was $3,007,000 for the fiscal year ended January 31, 2003, would increase from approximately 65.9% to 100%. Mr. Offutt's and Mr. and Mrs. Scott's beneficial interest in RDOE's net book value and net loss would increase from approximately 63.5% to 96.4% and from 2.5% to 3.6%, respectively.

        Delisting from NYSE; Market for Class A Shares.    If RDO Tender completes the Offer and the number of outstanding publicly held Class A Shares is fewer than 600,000 after the completion of the Offer, the New York Stock Exchange will likely suspend trading in the Class A Shares and begin delisting procedures. If RDO Tender completes the Offer and the number of outstanding publicly held Class A Shares is 600,000 or more after the completion of the Offer, the New York Stock Exchange will likely wait until the completion of the Merger until it suspends trading in the Class A Shares and begins delisting procedures. Since there will likely be a brief period of time between the completion of the Offer and the effective time of the Merger, the purchase of Shares by RDO Tender pursuant to the Offer will reduce the number of Class A Shares that might otherwise trade publicly and may reduce the number of holders of Class A Shares, which could adversely affect the liquidity and market value of the remaining Class A Shares held by the public. Neither RDO Tender, RDO Holdings, Mr. Offutt nor Mr. or Mrs. Scott can predict whether the reduction in the number of Class A Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Class A Shares or whether such reduction would cause future market prices to be greater or less than the price to be paid in the Offer.

        Exchange Act Registration.    The Class A Shares are currently registered under the Exchange Act. If RDO Tender successfully completes the Offer, following completion of the subsequent Merger, RDO Holdings will cause RDOE to file a Form 15 with the SEC and the New York Stock Exchange will file a Form 25 with the SEC terminating registration of the Class A Shares under the Exchange Act. Termination of registration of the Class A Shares under the Exchange Act would substantially reduce the information required to be furnished by RDOE to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to RDOE, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, the margin regulations discussed below and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of RDOE and persons holding "restricted securities" of RDOE to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Class A Shares under the Exchange Act were terminated, the Class A Shares would no longer be eligible for inclusion on the New York Stock Exchange.

        Treatment of Options.    RDO Tender is not offering to acquire outstanding options to purchase Class A Shares in the Offer. Each holder of an option to purchase Class A Shares that is vested or becomes vested prior to the expiration of the Offer may exercise such option prior to the expiration of the Offer and the shares received upon such exercise may be tendered pursuant to the Offer. It is expected that if the Offer is completed and the Merger occurs, all unexercised options outstanding at the effective time of the Merger will automatically be cancelled in connection with the Merger. Each holder of an outstanding option at the effective time of the Merger will receive a cash payment equal to the difference between the $6.01 merger consideration and the exercise price of the option holder's vested options multiplied by the number of Class A Shares issuable upon exercise of the vested options.

        Margin Regulations.    The Class A Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Class A Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). If the Offer and the Merger are completed, the Class A Shares would no longer be "margin securities." Following the purchase of Class A Shares pursuant to the Offer or any subsequent open market or privately negotiated purchases and prior to the effective date of the Merger, depending upon factors such as the number of record holders of the Class A Shares and the number and market value of publicly held Class A Shares, the Class A Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. In addition, if registration of the Class A Shares under the Exchange Act were terminated, the Class A Shares would no longer constitute "margin securities." In any case where shares cease to constitute margin securities by reason of the foregoing, such Class A Shares might not be eligible to continue to be used as collateral for purpose loans made by brokers. The margin securities rules will apply to the loan obtained by RDO Holdings.

        Accounting Treatment.    The Offer and the Merger will result in no material adverse accounting effect on RDOE.

        Tax Consequences.    For U.S. federal income tax purposes, the receipt of the cash consideration by holders of the Shares pursuant to the Offer or the Merger will be a taxable sale of the holder's Shares. See "The Offer—Section 5. Material U.S. Federal Income Tax Consequences."

15.    Fees and Expenses

        Except as set forth below, neither RDO Tender, RDO Holdings, Mr. Offutt or Mr. and Mrs. Scott will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, and other persons will upon request be reimbursed by RDO Tender for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

        RDO Tender has retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and RDO Tender will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

        RDO Tender has retained Wells Fargo Bank Minnesota, N.A. to act as the Depositary in connection with the Offer. RDO Tender will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by RDO Tender for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        The following is an estimate of the fees and expenses to be incurred by RDO Tender:

Legal fees and expenses	$285,000
Accounting fees and expenses	21,700
Printing fees and expenses	30,000
Filing fees	2,350
Depositary fees and expenses	15,000
Information Agent fees and expenses	10,000
Miscellaneous fees and expenses	10,000

Total	$374,050

        RDOE will pay its own fees and expenses and the fees and expenses of the Special Committee relating to the Offer and the Merger. Since the Special Committee is recommending the Offer and has determined that the Offer and the Merger are fair to the RDOE stockholders, RDOE will also pay for all fees and expenses of RDO Tender, RDO Holdings and their affiliates relating to the Offer and the Merger.

16.    Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. RDO Tender may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        Neither RDO Tender, RDO Holdings, Mr. Offutt nor Mr. or Mrs. Scott is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

        RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13E-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in "The Offer—Section 7. Certain Information Concerning RDOE."

        No person has been authorized to give any information or make any representation on behalf of RDO Tender, RDO Holdings, Mr. Offutt or Mr. and Mrs. Scott not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                      RDO Tender Co.

April 28, 2003

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF RDO TENDER AND RDO HOLDINGS

        The following persons are the executive officers and/or directors of RDO Tender and RDO Holdings as of the date of this Offer to Purchase. The following tables set forth the name, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of RDO Tender and RDO Holdings. Unless otherwise specified, each person listed below is a citizen of the United States and his principal business address is 2829 South University Drive, Fargo, North Dakota, 58103, and his business telephone number is (701) 239-8700.

RDO Tender Co.

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Ronald D. Offutt	President and Director	Mr. Offutt is RDOE's founder, President, Chairman, Chief Executive Officer and principal stockholder. He has served as Chairman and Chief Executive Officer since RDOE's formation in 1968. He has served as RDOE's President since December 2000 and he served as a member of RDOE's Office of the Chairman from December 1998 to December 2000. Mr. Offutt also serves as Chief Executive Officer and Chairman of the Board of R.D. Offutt Company and other entities he owns, controls or manages which are engaged in a variety of businesses such as farming, food processing, auto dealerships and agricultural financing activities, some of which transact business with RDOE. See "Mr. Offutt's Relationships with RDOE." Mr. Offutt spent approximately one-half of his time on the business of RDOE during fiscal 2003. He is Former Chairman of the Board of Regents of Concordia College of Moorhead and is a graduate of Concordia College of Moorhead with a degree in Economics. Mr. Offutt is the father of Christi J. Offutt, Chief Operating Officer. The principal business address of R.D. Offutt Company is 2829 South University Drive, Fargo, North Dakota, 58103.
Allan F. Knoll	Secretary, Treasurer and Director	Mr. Knoll has served as Secretary and a director of RDOE since 1974. Mr. Knoll also served as a member of RDOE's Office of the Chairman from December 1998 to December 2000. He served as Chief Financial Officer of RDOE from 1974 through January 1999. Mr. Knoll also serves as Chief Financial Officer and Secretary of R.D. Offutt Company, and serves as a director and officer and is a beneficial stockholder of many of the other entities Mr. Offutt owns, controls or manages. Mr. Knoll spent approximately twenty percent of his time on the business of RDOE during fiscal 2003. Mr. Knoll is a graduate of Moorhead State University with degrees in Business Administration and Accounting.

A-1

RDO Holdings Co.

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Ronald D. Offutt	President and Director	See table above.
Allan F. Knoll	Secretary, Treasurer and Director	See table above.

        To the best knowledge of RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott, none of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of the persons named above been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

A-2

SCHEDULE B

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
OF RDO TENDER AND RDO HOLDINGS

        The following table sets forth the current ownership of RDOE Class A Shares and Class B Shares by RDO Tender, RDO Holdings, Mr. Offutt and Mr. and Mrs. Scott (including, if applicable, their respective directors and executive officers).

Filing Person	Number of Class A Shares	Number of Class B Shares	Number of Class A Shares On An As- Converted Basis	Percentage of Outstanding Class A Shares On An As Converted Basis(1)
RDO Tender(2)	0	0	0	0.0%
RDO Holdings(2)	0	0	0	0.0%
Ronald D. Offutt(2)(3)	675,392	7,450,492	8,125,884	63.5%
Betty Lou Scott(2)(4)	97,784	0	97,784	*
Larry Scott(2)(5)	215,777	0	215,777	1.7%
Allan F. Knoll(6)	674,670	0	674,670	5.3%

*
Less than 1%

(1)
Based upon the latest information provided by RDOE that, as of March 31, 2003, there were 5,179,808 Class A Shares, 7,450,492 Class B Shares and 12,630,300 Class A Shares, on an as-converted basis.

(2)
If all Offer conditions are met, immediately prior to the closing of the Offer Mr. Offutt and Mr. and Mrs. Scott will contribute and transfer all of their outstanding RDOE shares to RDO Holdings, which will then transfer such shares to RDO Tender.

(3)
Includes 160,000 Class A Shares issuable upon exercise of outstanding options. Does not include 12,903 Class A Shares held by Mr. Offutt's spouse, as to which shares he disclaims any beneficial ownership.

(4)
Does not include Class A Shares held by Mrs. Scott's spouse, Larry Scott.

(5)
Includes 13,000 Class A Shares issuable upon exercise of outstanding options. Does not include Class A Shares held by Mr. Scott's spouse, Betty Lou Scott.

(6)
Includes 608,595 Class A Shares that Mr. Knoll has the right to acquire from Mr. Offutt pursuant to an option agreement and 32,500 Class A Shares issuable upon exercise of outstanding options. Does not include 100 Class A Shares held by Mr. Knoll's spouse as to which shares he disclaims any beneficial ownership.

B-1

SCHEDULE C

EXCERPTS FROM THE DELAWARE GENERAL CORPORATION LAW RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS PURSUANT TO SECTION 262

        262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each RDOE stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary either by first class mail, overnight delivery or by hand as follows:

The Depositary for the Offer is:

Wells Fargo Bank Minnesota, N.A.
Shareowner Services
Corporate Actions Department
161 North Concord Exchange
South St. Paul, Minnesota 55075

For Notice of Guaranteed Delivery
By Facsimile Transmission:
(651) 450-4078

To Confirm Facsimile Transmission Only:
(800) 469-8788

For Telephone Assistance:
(651) 306-4402

        Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer materials from the Information Agent as set forth below, and they will be furnished promptly at the RDO Tender's expense. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004

Banks and Brokers, Please Call: (212) 440-9800

All Others, Please Call Toll Free: (866) 244-7937

QuickLinks

OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK OF RDO EQUIPMENT CO. AT $6.01 NET PER SHARE BY RDO TENDER CO. A WHOLLY OWNED SUBSIDIARY OF RDO HOLDINGS CO.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SPECIAL FACTORS
THE OFFER
  SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF RDO TENDER AND RDO HOLDINGS
  SCHEDULE B
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT OF RDO TENDER AND RDO HOLDINGS
  SCHEDULE C
EXCERPTS FROM THE DELAWARE GENERAL CORPORATION LAW RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS PURSUANT TO SECTION 262